UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION

445 South Street

Morristown, New Jersey 07960

(862) 345-5000

COVANTA HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2012

To our Stockholders:

We are notifying you that our 2012 Annual Meeting of Stockholders will be held on May 9, 2012, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:

1.  elect ten directors to our Board of Directors, each for a term of one year;

2.  ratify the appointment of Ernst & Young LLP, the independent registered public accountants, as our independent auditors for the 2012 fiscal year;

3.  consider a stockholder proposal regarding an amendment to the Equity Award Plan for Employees and Officers; and

4.  consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about March 27, 2012, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement, our Annual Report on Form 10-K for the fiscal year ended 2011 and our 2011 Annual Report to Stockholders. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Our Board of Directors has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors

COVANTA HOLDING CORPORATION

Timothy J. Simpson

Secretary

Morristown, New Jersey

March 27, 2012

COVANTA HOLDING CORPORATION

445 South Street

Morristown, New Jersey 07960

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2012 Annual Meeting of Stockholders to be held on May 9, 2012, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about March 27, 2012 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card, our Annual Report on Form 10-K for the fiscal year ended 2011 and our 2011 Annual Report to Stockholders. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy Corporation, is often referred to in this proxy statement as “Covanta Energy.”

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:

•	election of ten directors to our Board of Directors, each for a term of one year (see page 12);

•	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012 (see page 15); and

•

voting on a stockholder proposal to amend the Equity Award Plan for Employees and Officers to prohibit future equity grants to executive officers unless our common stock on the date immediately preceding the grant is at an all-time high and a dividend has been paid each quarter for the last three years (see page 16).

In addition, management will report on our performance and respond to questions from stockholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?

In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2011 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on March 27, 2012, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting via the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the record date of March 12, 2012 are entitled to vote their shares at the Annual Meeting. On that date, there were 135,572,820 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

You will have one vote for each outstanding share of our common stock that you owned on March 12, 2012 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.

How do I vote my shares at the Annual Meeting?

You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.

If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 8, 2012. Anthony J. Orlando and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.

If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.

Can I revoke my proxy or change my vote after I have voted?

Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.

To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.

Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.

What if I do not vote for some of the matters listed on the proxy?

If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	“FOR” election of the ten nominees for director;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012; and

•

“AGAINST” a stockholder proposal to amend the Equity Award Plan for Employees and Officers to prohibit future equity grants to executive officers unless our common stock on the date immediately preceding the grant is at an all-time high and a dividend has been paid each quarter for the last three years.

In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Orlando and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Orlando and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.

How many votes are required to elect directors and to adopt the other proposals?

In the election for directors, the ten nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. A “WITHHOLD” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “FOR” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a Majority Voting Policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board if that nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in any election. The Board’s Nominating and Governance Committee will consider the resignation offer and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act upon the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.covantaholding.com.

All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.

Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposals No. 1 and No. 3, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.

Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.

Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?

If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.

If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We will pay the cost of solicitation of proxies. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners.

Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our stockholders.

BOARD STRUCTURE AND COMPOSITION

The Board is currently comprised of ten directors. During 2011, the Board held five meetings and took action by unanimous written consent three times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2011. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2011, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted Corporate Governance Guidelines which, among other matters, describe the responsibilities and certain qualifications of our directors. Our Corporate Governance Guidelines are posted on our website at www.covantaholding.com. A copy may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

Our Corporate Governance Guidelines include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines.

The Corporate Governance Guidelines also require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards for independence to the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.

During the Board’s annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the standards set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, William C. Pate, Robert S. Silberman and Jean Smith, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors or nominees are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or nominees or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards.

Samuel Zell and Mr. Pate are officers of Equity Group Investments, a division of Chai Trust Company LLC, and we refer to Equity Group Investments as “EGI.” EGI is affiliated with SZ Investments L.L.C., referred to as “SZ Investments,” a holder of approximately 11.1% of our common stock as of March 15, 2012, as described under “Equity Ownership of Certain Beneficial Owners.” The Board reviewed the independence of Mr. Pate. In particular, the Board noted the absence of any payments made to EGI and SZ Investments within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders), and also the subjective nature of Mr. Pate’s relationship with us, as our former non-executive Chairman of the Board. The Board determined that these relationships do not interfere with Mr. Pate’s exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Pate qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Barse is the President and Chief Executive Officer of Third Avenue Management LLC, referred to as “Third Avenue,” a holder of approximately 6.8% of our common stock as of March 15, 2012, as described under “Equity Ownership of Certain Beneficial Owners.” The Board noted that although Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002, such prior service as our executive officer occurred more than three years ago and does not interfere with his exercise of independent judgment as a director. Further, the Board noted the absence of any amounts paid to Third Avenue and its affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Bynoe is Senior Counsel to the law firm of DLA Piper US, LLP, referred to as “DLA Piper US.” DLA Piper UK LLP, a separate entity that is not affiliated for tax purposes with DLA Piper US, provided Covanta Energy with certain legal services in 2011. Mr. Bynoe did not direct or have any direct or indirect involvement in the procurement, provision, oversight or billing of such legal services and does not directly or indirectly benefit from those fees paid to DLA Piper UK LLP. Therefore, the Board concluded that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Committees of the Board

Audit Committee.    The current members of the Audit Committee are Mr. Pate (Chair), Mr. Holsten and Ms. Smith. Each of the members of the Audit Committee is an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards. The Board has determined that each of the members of the Audit Committee qualifies as an audit committee “financial expert” under applicable SEC rules and regulations. Our Board has determined that Mr. Pate is a financial expert in part due to his “other relevant experience,” which includes Mr. Pate’s extensive investment banking experience involving the critical evaluation of financial statements as (a) a director of several public companies, (b) our former non-executive Chairman of the Board and (c) an investment manager of private capital. In this latter role, our Board has determined that he had oversight of the preparation, auditing or evaluation of financial statements in conjunction with numerous acquisitions in a variety of industries and in conjunction with raising public fixed income and equity capital for associated corporations.

The Audit Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent auditors and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent auditors and has the sole authority to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of the independent auditors for us; review the integrity of our financial reporting process; establish policies for hiring of employees or former employees of the auditors; and investigate any matters pertaining to the integrity of management. The Audit Committee held seven meetings and took one action by unanimous written consent during 2011.

Compensation Committee.    The current members of the Compensation Committee are Messrs. Silberman (Chair), Barse and Bynoe. Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement. Messrs. Silberman and Bynoe are “outside directors” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement. Because Mr. Barse was previously an executive officer of ours, he does not qualify as an “outside director” solely for purposes of section 162(m) of the Tax Code. Consequently, Mr. Barse recuses himself from voting in connection with any compensation matters in which section 162(m) of the Tax Code issues may arise, whether made by the Compensation Committee or the full Board. However, our Board has determined that Mr. Barse’s prior relationship does not interfere with his exercise of independent judgment as a director and noted that he qualifies as an independent director under applicable New York Stock Exchange listing standards.

The Compensation Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the Compensation Committee, among other things, has the following authority:

(1)	to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.

The Compensation Committee held five meetings during 2011 and took two actions by unanimous written consent.

Nominating and Governance Committee.    The current members of the Nominating and Governance Committee are Mr. Bynoe (Chair), Ms. Fisher and Ms. Smith. Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable New York Stock Exchange listing standards.

The Nominating and Governance Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com, or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the Nominating and Governance Committee is responsible for assisting the Board in identifying qualified candidates to serve on the Board, recommending director nominees for the Annual Meeting of Stockholders, identifying individuals to fill vacancies on the Board, recommending Corporate Governance Guidelines to the Board, leading the Board in its annual self evaluations and recommending nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.

In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2011, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Governance Committee extends an invitation to the candidate to join the Board.

The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are accompanied by relevant biographical information and are submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.

The Nominating and Governance Committee held four meetings during 2011.

Finance Committee.    The current members of the Finance Committee are Messrs. Barse (Chair), Holsten, Pate and Silberman.

The Finance Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com, or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the Finance Committee is responsible for assisting the Board in its oversight of our consideration of new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee is also responsible for establishing policies with respect to the issuance of dividends on our common stock, establishing guidelines for approvals for proposed transactions and spending authorization by our senior executives.

The Finance Committee held six meetings during 2011.

Public Policy Committee.    The current members of the Public Policy Committee are Ms. Fisher (Chair) and Messrs. Orlando and Broglio. The Public Policy Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com, or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the Public Policy Committee is responsible for assisting the Board in its oversight responsibilities for matters relating to public policy. The Public Policy Committee’s responsibilities include oversight of legislative and regulatory developments affecting our business, employee safety programs and procedures, community relations programs, political and charitable contributions by us, and other matters of public policy affecting our renewable energy and waste business.

The Public Policy Committee held three meetings during 2011.

Technology Committee.    The current members of the Technology Committee are Messrs. Broglio (Chair), Pate and Orlando. The Technology Committee operates under a written charter dated as of October 1, 2011, a copy of which is available on our website at www.covantaholding.com, or may be obtained by writing to our Vice President of Investor Relations at our principal executive offices. Under its charter, the primary purpose of the Technology Committee is to assist the Board in fulfilling its oversight responsibilities for matters relating to technology and technology development as it relates to our renewable energy and waste and energy services businesses. The Technology Committee’s responsibilities include the development and implementation of major strategies relating to our approach to technical and commercial innovation and the process of innovation and technology acquisition to assure ongoing business growth; the evaluation of the implications of new technologies on our competitive position in the renewable energy and waste industries, both in the Americas and internationally; the research, development and implementation of new technologies in the renewable energy and waste industries; the research, development and implementation of improvements to our existing technologies; and all matters related to the protection of intellectual property, including patents, trademarks and copyrights, involving existing or new technologies of the Company and its businesses.

The Technology Committee held one meeting during 2011.

Board Oversight of Risk Management

The Board of Directors and the committees of the Board play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning and general corporate best practices;

•

The Public Policy Committee oversees policy and regulatory risk, as well as risks in the areas of safety and environmental compliance, through an ongoing dialog with management regarding developments on these topics and by monitoring our progress and maintenance of the Clean World Initiative;

•	Operational risk management is overseen by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•

The Technology Committee also plays a role in operational risk management, and oversees risk associated with managing existing technology and developing new technology to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk is also overseen by the Audit Committee.

Separation of the Roles of Chairman and Chief Executive Officer

For the last eight years, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. The Chairman of the Nominating and Governance Committee will act as Lead Director in the event of a potential conflict of interest involving the Chairman. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer’s role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet regularly in executive session without our management present. The independent directors also meet on occasion or as necessary in executive session. Our Lead Director will serve as the Chair of each executive session of independent directors in the event of any potential conflict of interest with our Chairman. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”

Communications with the Board

Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.

Compensation of the Board

On an annual basis, at the Annual Meeting of Stockholders at which directors are elected, each non-employee director is awarded 4,500 shares of restricted stock, which vest as follows: one-third vest upon the grant of the award, one-third will vest one year after the date of grant and the final one-third of the restricted stock will vest two years after the date of grant. Mr. Barse waived his right to receive equity awards for 2011 and has indicated his intention to waive his right to receive equity compensation in 2012. Non-employee directors also will receive an annual fee of $30,000. In addition, the chairs of the Audit Committee and Compensation

Committee will each receive an additional annual fee of $10,000 for such service and the chair of each of the other committees of the Board, including without limitation, the Nominating and Governance Committee, the Finance Committee, the Public Policy Committee and the Technology Committee, will be entitled to receive an additional annual fee of $5,000 for such service. Non-employee directors will be entitled to receive a meeting fee of $2,000 for each Audit Committee meeting and $1,500 for each other committee meeting they attend. Directors who are appointed at a date other than the Annual Meeting will be entitled to receive a pro rata portion of the annual director compensation.

Over the past year and a half, the various challenges faced by the Company have highlighted the significant time, attention and direction provided by our Chairman of the Board in shaping not only our long-range business strategy, but also our financing transactions. The Nominating and Governance Committee undertook a review of the compensation payable to our Chairman of the Board and engaged Towers Watson & Co., referred to as “Towers Watson,” the Compensation Committee’s independent compensation consultant, to provide an analysis of comparable compensation of a non-Chief Executive Officer Chairman of the Board, where such Chairman provides significant time, attention and unique services in such role. The Nominating and Governance Committee also examined compensation paid to Mr. Zell at other companies in which he serves a similar function in order to provide some extrinsic market evidence of the “value” of his unique advice, services and access to the financial and business community. Commencing after the Annual Meeting of Stockholders, the Chairman of the Board will receive annual compensation equal to $150,000 in cash and $450,000 in restricted stock.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2011.

DIRECTOR COMPENSATION FOR 2011

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
David M. Barse(4)	$48,500	$—	$—	$48,500
Ronald J. Broglio	$44,000	$74,565	$—	$118,565
Peter C.B. Bynoe	$47,000	$74,565	$—	$121,565
Linda J. Fisher	$45,500	$74,565	$—	$120,065
Joseph M. Holsten	$47,000	$74,565	$—	$121,565
William C. Pate	$67,500	$74,565	$—	$142,065
Robert S. Silberman	$55,000	$74,565	$—	$129,565
Jean Smith	$50,000	$74,565	$—	$124,565
Samuel Zell	$45,000	$74,565	$—	$119,565

(1)	As an employee, Mr. Orlando is not entitled to additional compensation for serving as a member of the Board or any committee of the Board. See the “Summary Compensation Table” for his compensation information.

(2)	Each non-employee director, except for Mr. Barse, who declined to receive any non-cash compensation, received an award of 4,500 shares of restricted stock on May 5, 2011 that had a grant date fair value of $16.57 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 18, “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Set forth below is the total number of shares of unvested restricted stock that each non-employee director has been granted in his or her role as a director in 2011, as well as the shares of restricted stock which vested during 2011.

Director	Number of Unvested Restricted Stock Awards Held as of December 31, 2011(a)(b)	Number of Restricted Stock Awards Vested During Fiscal Year Ended December 31, 2011
David M. Barse	—	—
Ronald J. Broglio	4,646	4,792
Peter C.B. Bynoe	4,646	4,792
Linda J. Fisher	4,646	4,792
Joseph M. Holsten	4,646	4,792
William C. Pate	4,646	4,792
Robert S. Silberman	4,646	4,792
Jean Smith	4,646	4,792
Samuel Zell	4,646	4,792

a.	For each director except Mr. Barse, 1,500 shares of restricted stock vest on each of May 5, 2012, May 6, 2012 and May 5, 2013 and 146 shares of restricted stock vest on May 6, 2012. Vested restricted stock includes shares received as a result of the special dividend paid on July 20, 2010 with respect to unvested shares of restricted stock.

b.	Notwithstanding the vesting schedule attached to such restricted stock awards granted in 2011, all such restricted stock awards were considered to be vested for purposes of FASB ASC Topic 718.

(3)	No stock options were granted to non-employee directors in 2011. Set forth below is the total number of stock option awards made to each non-employee director in his or her role as a director that were outstanding as of December 31, 2011.

Director	Number of Stock Options Outstanding as of December 31, 2011(a)
David M. Barse	—
Ronald J. Broglio	13,334
Peter C.B. Bynoe	13,334
Linda J. Fisher	—
Joseph M. Holsten	—
William C. Pate	26,668
Robert S. Silberman	—
Jean Smith	13,334
Samuel Zell	13,334

a.	For each of the directors except Mr. Barse, Ms. Fisher, Mr. Holsten and Mr. Silberman, 13,334 of their options are exercisable at $11.40 per share. For Mr. Pate, 13,334 of his options are exercisable at $5.93 per share.

(4)	Mr. Barse waived his right to receive equity awards for 2011.

Director Stock Ownership Guidelines

Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. Accordingly, each director is required under our guidelines to hold at least 15,000 shares of our common stock. Directors are given five years to reach their target ownership levels and, given that a majority of each director’s annual compensation is in the form of restricted stock vesting over a period of time, our guidelines provide that credit is given for unvested restricted stock holdings toward individual targets.

Policies on Business Conduct and Ethics

We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries’, directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covantaholding.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently comprised of ten directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following ten individuals to serve as a director for a term of one year:

David M. Barse

Ronald J. Broglio

Peter C.B. Bynoe

Linda J. Fisher

Joseph M. Holsten

Anthony J. Orlando

William C. Pate

Robert S. Silberman

Jean Smith

Samuel Zell

Each of the nominees currently serves as a member of the Board. If elected at this year’s Annual Meeting, each nominee will serve until the date of next year’s Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.

Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.

There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.

The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is Chairman of the Finance Committee and a member of the Compensation Committee. Mr. Barse’s one-year term as a director will expire at the next Annual Meeting. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 24, 2002. Since February 1998, Mr. Barse has served as President and, since June 2003, Chief Executive Officer of Third Avenue, an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts. From April 1995 until February 1998, Mr. Barse served as the Executive Vice President and Chief Operating Officer of Third Avenue Trust and its predecessor, Third Avenue Value Fund, Inc., before assuming the position of President in May 1998 and Chief Executive Officer in September 2003. In 2001, Mr. Barse

became Trustee of both the Third Avenue Trust and Third Avenue Variable Series Trust, and he continues to serve in that capacity. Since June 1995, Mr. Barse has been the President and, since July 1999, Chief Executive Officer of MJ Whitman LLC and its predecessor, a full service broker dealer. Mr. Barse joined the predecessor of MJ Whitman LLC and Third Avenue in December 1991 as General Counsel. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and as a director of Manifold Capital Corp. (formerly American Capital Access Holdings, Inc.), a privately held financial services company. Mr. Barse’s in-depth institutional knowledge of the Company’s business, dating back more than 15 years and his prior role as President and Chief Operating Officer, his legal background and experience in investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 49 years old.

Ronald J. Broglio has served as a director since October 2004 and is Chairman of the Technology Committee and a member of the Public Policy Committee. Mr. Broglio’s one-year term as a director will expire at the next Annual Meeting. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President — Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980. Mr. Broglio has more than 40 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complimentary technologies, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 71 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee. Mr. Bynoe’s one-year term as a director will expire at the next Annual Meeting. As of February 2009, Mr. Bynoe became partner and Chief Operating Officer of Loop Capital LLC, a full-service investment banking firm based in Chicago, where he had been Managing Director since February 2008. Mr. Bynoe also currently serves as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe is a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, and was formerly a director of Rewards Network Inc., a provider of credit card loyalty and rewards programs. The Board benefits from Mr. Bynoe’s extensive legal and financial expertise, his background in infrastructure projects, his public sector service and his extensive knowledge of public policy issues. Mr. Bynoe’s service as a board member for other public and private companies also enables him to provide valuable insight and perspective on governance matters. Mr. Bynoe is 61 years old.

Linda J. Fisher has served as a director since December 2007 and is Chair of the Public Policy Committee and a member of the Nominating and Governance Committee. Ms. Fisher’s one-year term as a director will expire at the next Annual Meeting. Ms. Fisher has been Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company, referred to as “DuPont,” since 2004. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations and currently serves as a director of Resources for the Future, a non-profit, non-partisan organization that conducts independent research on environmental, energy and natural resource issues. Ms. Fisher’s background at the United States Environmental Protection Agency and her current position as Chief Sustainability Officer, with responsibility over safety and environmental compliance at DuPont, provide to management and the Board valuable insight into the regulatory and policy developments affecting the Company’s business. Ms. Fisher’s depth of knowledge in matters relating to the environment and public policy add to the Board’s breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 59 years old.

Joseph M. Holsten has served as a director since May 2009 and is a member of the Audit Committee and the Finance Committee. Mr. Holsten’s one-year term as a director will expire at the next Annual Meeting. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation, referred to as “LKQ,” the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 to January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Prior to working for Waste Management, Inc., Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten’s experience in the waste industry, in both domestic and international markets, combined with his knowledge of commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 59 years old.

Anthony J. Orlando has served as our President and Chief Executive Officer since October 2004. He has served as a director since September 2005 and is a member of the Public Policy Committee and the Technology Committee. Mr. Orlando’s one-year term as a director will expire at the next Annual Meeting. Previously, Mr. Orlando had been President and Chief Executive Officer of Covanta Energy since November 2003. From March 2003 to November 2003, Mr. Orlando served as Senior Vice President, Business and Financial Management of Covanta Energy. From January 2001 until March 2003, Mr. Orlando served as Covanta Energy’s Senior Vice President, Waste-to-Energy. Mr. Orlando joined Covanta Energy in 1987. Mr. Orlando’s extensive first-hand knowledge and experience with the Company and the industry provides the Board with a greater understanding of all aspects of the Company’s business. Mr. Orlando is 52 years old.

William C. Pate has served as a director since 1999 and is Chairman of the Audit Committee and a member of the Finance Committee. Mr. Pate’s one-year term as a director will expire at the next Annual Meeting. He was our Chairman of the Board from October 2004 through September 2005. Mr. Pate is Co-President of EGI, a division of Chai Trust Company LLC. Mr. Pate has been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate also serves as a director of Exterran Holdings, Inc., a global market leader in natural gas production and processing services, Wapiti Oil & Gas LLC, a North American-focused exploration and production company, and Tribune Company, a Chicago-based media conglomerate. Mr. Pate’s familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets, provides value and informed perspective to management and the Board. His experience as a board member of other public and private companies provides additional perspective on governance issues. Mr. Pate is 48 years old.

Robert S. Silberman has served as a director since December 2004 and is the Chairman of the Compensation Committee and a member of the Finance Committee. Mr. Silberman’s one-year term as a director will expire at the next Annual Meeting. Mr. Silberman has been Chairman of the Board of Directors of Strayer Education, Inc. since February 2003 and its Chief Executive Officer since March 2001. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer of CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including Assistant Secretary of the Army. Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. He also serves on the Board of Trustees of the Philips Exeter Academy and on the Board of Visitors of The Johns Hopkins University School of Advanced International Studies. Mr. Silberman was previously a director of Surgis, Inc., an ambulatory surgery center and surgical services company, and New Page Holding Corporation, a paper manufacturer. Mr. Silberman’s positions as chief executive officer and board member of public companies, coupled with his background in energy, project development and the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 54 years old.

Jean Smith has served as a director since December 2003 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Smith’s one-year term as a director will expire at the next Annual Meeting. Ms. Smith is a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, Ms. Smith served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006 and was a private investor and consultant on various special situation projects from 2001 to 2004. Ms. Smith has more than 25 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities. Ms. Smith was originally recommended to the Board in 2003 by a significant stockholder to be an independent director. Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 56 years old.

Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell’s one-year term as our Chairman and as a director will expire at the next Annual Meeting. Mr. Zell is the Chairman and Chief Executive Officer of EGI and served as Chairman and President of its predecessors, for more than five years. Mr. Zell has been the Chairman of Tribune Company, a media company, since December 2007 and served as its Chief Executive Officer from December 2007 until December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Until its sale in September 2007, Mr. Zell was a trustee and Chairman of the Board of Trustees of Equity Office Properties Trust, an equity real estate investment trust, commonly known as a “REIT,” primarily focused on office buildings, since October 1996, was its Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. For more than the past five years, Mr. Zell has served as Chairman of the Board of Directors of Anixter International, Inc., a global distributor of electrical and cable systems; Chairman of the Board of Directors of Equity Lifestyle Properties, Inc. (previously known as Manufactured Home Communities, Inc.), an equity REIT primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity REIT that owns and operates multi-family residential properties; and Chairman of the Board of Directors of Capital Trust, Inc., a specialized finance company. Mr. Zell was previously Chairman of the Board of Rewards Network, Inc., a provider of credit card loyalty and rewards programs. Mr. Zell’s financial sophistication, extensive investment and management experience and dynamic business and strategic expertise and vast network significantly augments the Board in substantially every aspect of its functionality. Mr. Zell is 70 years old.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered accounting firm, as our independent auditors to audit our consolidated financial statements for the year ending December 31, 2012, subject to ratification of the appointment by our stockholders. During the 2011 fiscal year, Ernst & Young LLP served as our independent auditors and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.

The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors unless instructions to the contrary are given.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL

We received the following stockholder proposal from Eric J. Francke and Jenny S. Chiang, of 140 West End Avenue, New York, New York 10023, jointly claiming beneficial ownership of common stock with market value of at least $2,000.

RESOLVED: That the shareholders of Covanta Holding Corporation urge the Board of Directors to take the steps necessary to amend the Equity Award Plan for Employees and Officers (the “Plan”) to provide that no future equity, performance, or other award may be granted to executive officers under the Plan unless on the date of the grant:

1. The closing price for the Company’s common stock on the date immediately preceding the grant date has surpassed its previous all-time high; and

2. The common stock has paid a dividend on all quarters for the three most recent consecutive years.

This resolution should be implemented so as not to violate any outstanding award or other contractual obligation.

Supporting Statement of Eric J. Francke and Jenny S. Chiang

The economies in four of the most populous countries in the world, China, India, Indonesia, and Brazil have been growing rapidly in the last three years, as have their populations. This means that these countries are consuming more, creating more waste, and using more energy. The economy in the US has not been good during this period, which means that per capita consumption, waste production, and energy use have declined. However, the US population has grown rapidly during this time and total consumption, waste production, and energy use have increased. If you agree with us that failure by Covanta to capitalize on the overall world increase in consumption, waste production, and energy use should not be rewarded, please vote for our proposal.

Board of Directors’ Statement “AGAINST” Stockholder Proposal

The Board of Directors strongly believes that adopting the policy advocated by the proponents would not be in the interests of the Company and its stockholders. The Board recommends a vote “AGAINST” the proposal for the following reasons:

•

The Board believes that equity awards are important to align the interests of management with stockholders, and that the Plan, as previously approved by the Company’s stockholders, is a key element of our overall compensation program. Its primary purpose is to attract, retain and motivate highly qualified individuals to work for the Company and to align these individuals’ interests with those of the Company, strengthening our competitive advantage. The Board believes the proposed amendment would significantly undermine our ability to create the desired alignment of interest between management and stockholders.

•

The proposed amendment to the Plan would deprive the Compensation Committee of its ability to structure compensation arrangements that provide non-cash incentives, unless our common stock price was then at an all-time high. Because it is not possible to predict when our common stock will achieve such levels, and impractical to be ready to make awards at only that moment in time, the proposed amendment would effectively and arbitrarily eliminate the Compensation Committee’s ability to use equity awards under the Plan as part of its overall compensation program.

•

We apply a disciplined investment approach by allocating capital to maximize long-term stockholder value through a combination of investment in high value core business development projects and strategic acquisitions when available, and by returning surplus capital to stockholders through dividends and share repurchases. We approach investment decision-making regarding business development with similar discipline. We pursue development growth opportunities only in locations where we see the right mix of fundamentals that will support the investment of our resources; market demand, regulatory environment, counterparty risk, access to capital, acceptable risk-adjusted returns, political stability, and local dependence on landfilling are some of the factors that we study. We believe there are many parts of the world where energy-from-waste makes sense from an environmental, energy and waste policy perspective, and yet the other fundamentals are either absent or not yet fully developed. Accordingly, we intend to pursue projects only where there exists a favorable mix of these fundamentals, and an attractive risk-adjusted return to our investment.

For these reasons, the Board recommends a vote “AGAINST” this proposal, and proxies received by the Company will be so voted unless instructions to the contrary are given.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview

Executive Summary

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste disposal and renewable energy production businesses. Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining this reputation and continuing to position ourselves for future success requires high caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.

We designed our executive compensation program with the following goals:

•

to align the interests of our stockholders and management by putting a significant portion of management’s compensation “at risk” by tying their potential compensation to actual performance, with greater relative percentages for the most senior officers to reflect their respective areas and levels of responsibility for our performance;

•

to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;

•	to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic and growth initiatives; and

•

to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, to lead our strategic and growth initiatives, to manage effectively our businesses and related risks and to drive financial performance.

Most of our named executive officers are longstanding members of our management team with extensive experience in our business. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to manage through dynamic market, economic and regulatory environments.

As set forth in the charts below, a significant percentage of the total compensation payable in 2010 and 2011 to the Chief Executive Officer and the named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

CEO – 2010 & 2011 Compensation

All Other Named Executive Officers – 2010 & 2011 Compensation(1)

(1) Excluding Sanjiv Khattri, Thomas Bucks and Mark Pytosh in 2010 who were not named executive officers for the full year

The relative percentages of at risk, performance-based compensation were lower in 2011 compared to 2010 due to the absence of the new growth-based equity awards, which we refer to as the “Growth Equity Awards,” and generally lower restricted stock award grants. Equity grants in the form of Growth Equity Awards and restricted stock awards are long-term awards which vest over a period of three years in the case of restricted stock awards and not before at least three years and demonstrated performance in the case of Growth Equity Awards. In addition, the total amount of compensation paid to our Chief Executive Officer and the other remaining named executive officers was significantly lower in the absence of Growth Equity Awards.

Consistent with our corporate objectives, our compensation programs are broadly-based and equitable, with over 350 employees participating in the Equity Award Plan, ranging from certain Managers, Engineers and Supervisors to the Chief Executive Officer. In addition, none of our named executive officers have an employment agreement, nor are they entitled to receive tax reimbursements or perquisites.

2011 Compensation Highlights

Adjustment of Compensation Components

In coordination with our Public Policy Committee, we revised our perspective on compensation for safety, health and environmental performance. Rather than a goal for which we should provide specific economic incentives to our named executive officers, consistent with our philosophy that our company is a responsible corporate citizen and member of our communities, we concluded that safety, health and environmental compliance were fundamental requirements of our operations and responsibilities to our employees and customers. Accordingly, we removed these items as components of bonuses for our named executive officers since it is an essential and absolute part of each named executive officer’s responsibilities for which additional compensation will no longer be paid.

In order to create economic incentives to achieve our financial objectives, cash incentive compensation was more heavily weighted towards current year financial performance measures while the equity component of compensation continued to be heavily weighted towards achieving growth objectives.

Compensation for the named executive officers in 2011 consisted of the following components:

•	Competitive annual base salary;

•	Annual cash bonus based upon performance and weighted among achieving objectives measured by:

•	corporate financial metrics – 67%, and

•	growth and individual goal milestones approved by the Compensation Committee – 33%; and

•	Annual restricted stock grants based upon similar metrics and vesting ratably over three years based upon time.

Alignment of Interests with Stockholders

Consistent with our view that Growth Equity Awards are not a new form of annual compensation and would only be awarded for specific value-creating activities, such as acquisitions or development projects for which material value to the Company was demonstrated, we did not grant any new Growth Equity Awards to our named executive officers in 2011 due to the absence of such projects in 2010 that satisfied the criteria for such awards.

The alignment of interests of the Growth Equity Awards with stockholders is assured and demonstrated by vesting mechanisms that only permit vesting for actual, material value to the Company. For example, the integration of the acquired businesses has been very successful, including the EfW businesses acquired from Veolia Environmental Services North America Corp. and our construction at the H-Power facility in Honolulu, Hawaii which has proceeded on budget and ahead of schedule and those awards are currently expected to fully vest. On the other hand, the delay and write-off of the previously announced Dublin project could result in a full claw-back of the entire grant awarded for the Dublin project if it is ultimately not completed or the requisite financial metrics underlying such award cannot be demonstrated. Accordingly, the actual value earned and received by our named executive officers relating to our Dublin project will be materially less than disclosed in prior filings as calculated in accordance with United States generally accepted accounting principles, referred to as “GAAP,” unless the project is restarted and performance and value are demonstrated. Finally, as shown in our compensation tables, the compensation of our named executive officers shows much more variability in 2011 due to the absence of growth projects in 2010 that satisfied the criteria for such awards.

2011 Performance Highlights

As shown in the diagrams below, our performance over the past three years reflected in our Free Cash Flow and Adjusted EBITDA has remained strong. Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP please see Annex A to this proxy statement.

FREE CASH FLOW ($ in millions)	ADJUSTED EBITDA ($ in millions)

In addition, we have continued to implement our strategy of using our strong cash flows to return capital to our stockholders, with $328 million being returned to stockholders in 2010 and $272 million in 2011 in the form of cash dividends and stock repurchases, and paid down debt of $492 million and $138 million in 2010 and 2011, respectively.

Compensation Philosophy and Objectives

The Compensation Committee believes that a significant portion of annual and long-term compensation paid to named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives, to generate growth while appropriately managing risks and to provide rewards that are linked to performance while also aligning the interests of these individuals with those of our stockholders.

Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, we continue to expand the participation levels each year under our long-term incentive plan, with awards of restricted stock granted to over 350 participants during 2011 up from 234 in 2007. Participants in the long-term incentive plan include employees ranging from certain managers, engineers and supervisors in our facilities to our senior officers.

With the introduction of Growth Equity Awards in 2010 tied directly to actual performance with respect to certain elements of our growth strategy (i.e., significant project development and acquisitions), the Compensation Committee believes that the revised program more closely ties the amount of compensation that we pay to our named executive officers to the performance and goals of the business. Accordingly, in line with our expectations, in the absence of eligible growth opportunities consummated in 2010 to create stockholder value, no Growth Equity Awards were granted to named executive officers in 2011 and although we operated our existing business effectively, the compensation of our named executive officers was substantially less in 2011 than they have historically received.

The Compensation Committee has the following objectives in designing the programs:

Performance

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The compensation and benefits we offer to named executive officers are structured to ensure that a significant portion of compensation opportunities are directly related to our operating performance, financial performance and the completion of development and acquisition growth opportunities that directly and indirectly influence stockholder value. Incentive compensation awards are based in part on (1) company financial measures which we refer to as the “Financial Performance Measures,” and on (2) individually weighted performance measures targeting growth which we refer to as the “Individual Growth Measures.”

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The Financial Performance Measures for 2011, as used in our cash incentive program, consisted of Free Cash Flow and Adjusted EBITDA for all “corporate” officers and employees, including all named executive officers.

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Individual Growth Measures for both our cash incentive and equity incentive award programs in 2011 measured individual performance in the following four major categories as they relate to executing on our strategy: (1) Clean World Initiative, (2) Americas New Business, (3) Americas Existing Business and (4) Europe. These categories were similar to the categories measured in 2010, as we continue to focus our attention on the development of clean technologies, policies and market awareness of our business as a clean renewable energy source, and capital allocation and financial statement strength to support our growth initiatives. The categories were also refined to reflect the sale of most Asian independent power production operations and the greater focus on generating organic growth out of our existing Americas operations. These categories effectively reflect the way management views our business and the different areas of importance to us in order to implement our business plan and enhance stockholder value. Within these major categories, individually weighted business goals were established which were specific to each named executive officer reflecting their respective areas of responsibility and their ability to influence or effect results in such areas.

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Equity awards to reward performance consistent with our growth objectives, in the form of acquisitions closed and new development and construction projects commenced were significantly expanded in 2010 with the introduction of discretionary Growth Equity Awards. These awards, which are only granted for demonstrated performance, are determined at the discretion of the Compensation Committee by creating a “pool” based upon internal calculations of the value of transactions closed and new development or expansion projects commenced using a discounted cash flow analysis of such growth-based projects and an un-levered investment return. To focus the rewards on actual performance, Growth Equity Awards generally are allocated at the discretion of the Compensation Committee to the officers and employees responsible for such acquisitions or projects. Consistent with our stated approach that Growth Equity Awards would be tied to new acquisitions closed and new development and construction projects commenced, no such awards were granted to named executive officers in 2011.

Alignment

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In order to align the interests of our named executive officers with our stockholders, a significant component of total compensation each year is in the form of equity awards. Alignment with our stockholders is further enhanced by two essential aspects of our program which assure that our named executive officers only realize compensation to the extent that the Company realizes value:

•	Growth Equity Awards are only granted to named executive officers for acquisitions closed and new development and construction projects commenced within the prior year; and

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the proportionate claw-back provisions incorporated into the discretionary Growth Equity Awards which, after a period of not less than three years, require a bring down calculation of value upon vesting and a proportionate reduction in value of the award if the bring down value is not equal to at least 95% of the initial calculated value.

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We also have implemented stock ownership guidelines for our officers, including our named executive officers, to create structural and objective means of assuring equity ownership and retention of shares of our common stock in value equal to a specified multiple of their base salary, increasing with levels of responsibility.

From time to time we also may grant awards of stock options or other instruments tied to stockholder value creation, vesting over a period of time or based upon our future performance in order to provide additional long-term incentives. We did not grant any awards of stock options to any of our named executive officers in 2011.

Retention

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To create retention incentives, 100% of grants of restricted stock in 2011 and portions of our previously granted equity awards are earned over a period of time ranging from three to five years, with vesting generally conditioned upon the employee’s continued employment with us on the vesting date.

Competitiveness and Benchmarking

We generally compete for employees and officers with utility companies, independent energy companies, renewable energy companies and waste disposal companies. We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. It has, in the past, with advice from its compensation consultants (described more fully below) developed a “peer group” of selected companies with a range of size relatively similar to the Company in the waste, independent power, utilities and renewable energy industries for inclusion in surveys reviewed by the Compensation Committee. For 2011, in connection with reviewing the compensation levels and conducting a benchmark analysis of the named executive officers’ compensation, the Compensation Committee created a new peer group of the following companies in the businesses of environmental and facilities services, independent power producers, environmental and facilities services and electric utilities that had comparable revenues and/or market capitalizations: Avista Corporation; CH Energy Group, Inc.; Hawaiian Electric Industries, Inc.; NRG Energy, Inc.; NSTAR Electric Company; PNM Resources, Inc.; Portland General Electric Company; Progressive Waste Solutions Ltd.; Vectren Corporation; Waste Connections Inc.; Westar Energy, Inc.; and Unisource Energy Corporation.

Role of Compensation Consultants

Neither we nor the Compensation Committee has any contractual relationship with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Periodically, through our human resources department, we have discussed compensation matters with compensation consultants. These consultants have provided assistance in market intelligence and information regarding compensation levels at comparable companies, as well as providing assistance in structuring some aspects of compensation.

Beginning in 2004, the Compensation Committee has periodically engaged its own independent compensation advisors to provide assistance and advice in carrying out its duties, which advisors are currently at Towers Watson. These advisors, upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including the compensation payable to our executive officers, reviewing compensation structures and recommendations presented by management and other compensation matters. These advisors took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by these advisors was provided directly to, and approved for payment by, the Compensation Committee. Further formal written procedures were adopted and implemented to maintain the independence of this relationship.

Use of Consultants in Analysis of 2011 Compensation

At the request of the Compensation Committee, Towers Watson assisted the Compensation Committee in reviewing the compensation of our named executive officers in relation to the customized peer group identified above. This review was conducted in order to provide an additional benchmark of compensation levels to assist the Compensation Committee in evaluating the continued effectiveness of the implementation of the revised compensation structure for the named executive officers initially implemented in 2010. Towers Watson had previously reviewed the new growth-based equity award objectives and program on behalf of the Compensation Committee.

The Annual Compensation Process

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Financial Officer and Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salary, incentive cash award targets for the upcoming year, and incentive cash awards for the prior year for the named executive officers.

At the same time, the Compensation Committee also approves:

•	the targets for the Financial Performance Measures for the Company performance portion of the annual cash incentive awards;

•	the strategic and growth objectives relating to the Individual Performance Measures for the individual performance portion of the annual cash incentive awards;

•	the form and amount or dollar value of equity awards; and

•	the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.

In the first quarter of each year, typically in February, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock grants. Since 2008, it has been the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in program components or whether special awards are appropriate or desirable during the year or for future periods.

In 2011, the Compensation Committee used historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the wealth accumulation of our executive officers in the form of cumulative equity awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the compliance by the named executive officers with their respective stock ownership guidelines.

Although the Compensation Committee has the authority to increase or decrease compensation based upon its review of tally sheets, it did not change any compensation based upon its review of tally sheets in 2011.

Overview of 2011 Compensation Structure

Components of Total Compensation

Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.

Direct Compensation

Direct compensation in 2011 consisted of a base salary and awards that were linked to performance comprised of an annual incentive cash award and a long-term incentive equity award. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. In addition, we may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries as well as other components of total compensation. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.

Base Salary

•	Purpose: Base salary is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

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Performance drivers:    While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

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Other Factors:    In addition, we may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, although we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

Performance-Based Awards

In order to align our compensation plan with the interests of our stockholders, we tie significant portions of our named executive officers’ compensation to our financial performance and the execution of our growth strategy. In 2011, our performance-based awards program included an annual incentive cash award, a long-term incentive equity award in the form of restricted stock vesting over a three year period and discretionary Growth Equity Awards in the form of restricted stock units. However, since there were no acquisitions consummated or development projects commenced in 2010 that the Compensation Committee determined would merit Growth Equity Awards, no such Growth Equity Awards were made to named executive officers in 2011.

The Compensation Committee believes that under this compensation program, if our growth objectives are achieved and substantial stockholder value is created, then our named executive officers will receive substantial incentive equity compensation awards; conversely, if we operate our existing business effectively, but do not achieve growth-based objectives to create stockholder value, then the compensation of our named executive officers will be less than they have historically received. We noted that since we did not achieve growth-based objectives to create stockholder value, the compensation of our named executive officers was in fact significantly less in 2011 than reported in prior years.

All previous employment agreements for executive officers were allowed to expire by their terms in October 2009 and were not renewed. Accordingly, we have no employment agreements with any of our named executive officers.

Annual Incentive Cash Awards

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Purpose:    The annual incentive cash award is a non-equity incentive-based compensation component designed such that a significant portion of a named executive officer’s annual compensation will be at risk and will vary (up or down) in any given year based upon our performance and the performance of each such named executive officer.

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Application of Performance Measures:    As noted above, annual cash bonus awards in 2011 for our named executive officers were based upon performance and weighted equally among achieving objectives measured by (1) our actual Free Cash Flow and Adjusted EBITDA compared to the respective Financial Performance Measure targets for Free Cash Flow and Adjusted EBITDA; and (2) the individual performance of such officer compared to various subjective Individual Growth Measures specific to such named executive officer, as described more fully below.

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Target Bonus:    The Compensation Committee also set a “target” bonus level for each of the named executive officers which was a stated percentage of such officer’s base salary. These target levels were 90% for the Chief Executive Officer and 75% for the Chief Financial Officer, and ranged from 60% to 75% for the other named executive officers.

Financial Performance Measures

For 2011, the Compensation Committee adopted “minimum,” “threshold,” “target” and “stretch” goals for the Financial Performance Measures. Based on our budget, which was approved by our full Board in December 2010 for the upcoming 2011 calendar year, these levels were reviewed by the Compensation Committee in February 2011 and approved by the Compensation Committee for the full year 2011 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following:

•	if financial performance was at or below the “minimum” level, then no cash awards would have been paid;

•	if financial performance was at the “threshold” level, then a cash award at 50% of the “target” level would have been paid;

•	if financial performance was at the “target” level, then a cash award at 100% of “target” level would have been paid; and

•	if financial performance was at or above the “stretch” level, then a cash award at 200% of the “target” level would have been paid.

Between each of the foregoing levels, results were prorated linearly within each category to calculate specific incentive cash award percentages. Financial results were capped at 200% of target levels for all named executive officers. Under the structure of this series of performance goals, each percentage of performance below the target level results in a reduction in the amount of incentive cash awards relating to financial performance that is greater than the relative amount of increases in such awards that would result from the same percentage of performance above the target level.

In order to assure that the intents and purposes of the compensation plans, including the annual incentive cash awards, are effectuated, the Compensation Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructurings, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals.

Awards were determined in February 2012 with reference to our actual Free Cash Flow generated during 2011 compared to the target Financial Performance Measures of Free Cash Flow and Adjusted EBITDA set in February 2011 by the Compensation Committee. As a result, financial performance in 2011 compared to the target Financial Performance Measures resulted in a cash award of 99% of the “target” level.

The following table summarizes the historical performance targets for the Financial Performance Measures of Free Cash Flow and Adjusted EBITDA, the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):

	Target Adjusted EBITDA	Actual Adjusted EBITDA	Payout Variances	Target Free Cash Flow	Actual Free Cash Flow, as Adjusted	Payout Variances(1)
2009	n/a	—	—	$296.0	$331.0	170%
2010	n/a	—	—	$310.0	$315.6	109%
2011	$500.0	492.0	87%	$275.0	$281.7	111%

(1)	Payout variances measure the linear pro-ration between the “target” performance measure and either the “threshold” performance level if the “target” is not achieved or the “stretch” level if the target is surpassed, as the case may be.

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set target levels of our financial performance for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular, the following:

•	we continue to operate our business consistent with our historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting and growing our business and operations;

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external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

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we do not experience unforeseen events, such as accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” levels of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. While there is substantial uncertainty with respect to achieving the target levels at the time that the Financial Performance Measures are set and communicated, with our strong historical operating performance, our success in adapting to changing market conditions and the continued performance by third parties with whom we contract, we have in recent years consistently achieved the Financial Performance Measures and our named executive officers have experienced a reasonable expectation of receiving, and have received, cash incentive award levels at, near or above the “target” levels for that portion of their respective awards that are based upon the Financial Performance Measures. However, with the current challenging economic environment, even if we are able to avoid a material adverse impact to our business resulting from unforeseen events, with the softening and increasing volatility of the energy, waste, commodity and ferrous recovery markets, it has been increasingly necessary for us to seek new and different ways to conduct our business to maintain operating efficiencies and levels of performance and to find and capitalize on opportunities to expand. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level. In addition, other factors such as our increasing exposure to market pricing in the energy and other markets, the age of our facilities and increasing competition in our sector, could increase the difficulty in the future of achieving performance at levels sufficient for such “target” levels for cash awards and equity awards granted in prior years to be achieved.

On a historical basis, our aggregate financial performance exceeded “target” levels for payout purposes in prior years. The aggregate financial performance exceeded target levels and resulted in a payout of 170% of “target” level payouts in 2009, 109% in 2010 and 99% in 2011. We have never reached the “stretch” target levels set at 200% of “target” levels. The “stretch” level of the Financial Performance Measures remains extremely difficult to obtain and maximum cash award levels have not been reached in prior periods.

In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. The Compensation Committee did not exercise such authority and discretion in 2011 with respect to awards based upon the Financial Performance Measures.

Individual Growth Measures

We also measured the performance of our named executive officers in 2011 by their personal satisfaction of various individual performance goals, referred to as the “Individual Growth Measures.” These Individual Growth Measures, which were tied to the specific job and responsibilities of each named executive officer in 2011, were also set on a prospective basis in February 2011 by the Compensation Committee as part of its annual compensation process and communicated to the named executive officers. Although not directly tied to the Financial Performance Measure, if we did not meet the “minimum” level of performance for the Financial Performance Measure in 2011, then the incentive cash award pool would not have been funded and no incentive cash awards would have been payable for satisfaction of Individual Growth Measures. Furthermore, if the threshold was not achieved the awards under the Individual Growth Measures would have been limited to the financial results.

The Individual Growth Measures were the basis upon which the individual portion of a named executive officer’s annual incentive cash award was determined. In 2011, we measured named executive officer’s performance through the following four major categories:

(1)	Clean World Initiative, which is an umbrella program under which we are focused on advancing clean technologies and improving the awareness from a policy and public awareness perspective of the benefits of EfW and our business generally;

(2)	Americas new business growth;

(3)	Americas existing business growth; and

(4)	Europe growth.

These categories in 2011 were generally similar to those used in 2010, with the expansion and refinement of Americas growth into Americas existing business growth and Americas new business growth and the removal of Asia growth following the sale of most of the Asia independent power production operations in 2011. These objectives continued to highlight current areas of importance to us in order to implement our business plan and enhance our value to our stockholders. Within these guidelines, the importance of each category varied significantly between each named executive officer and was weighted in order to best tie each such officer’s respective areas of responsibilities and ability to influence, control or impact results with the categories relating to such responsibilities. Accordingly, Individual Growth Measures were individually weighted for each of the named executive officers. For example, the Chief Operating Officer has the greatest relative responsibility for our development and implementation of our Clean World Initiative, therefore, his compensation is more highly weighted and dependent upon the Clean World Initiative category. Similarly, our President-Americas has relatively greater weight upon our performance within the Americas new business and existing business growth categories over which he has the greatest relative level of responsibility and control. Determinations within each of these categories are frequently subject to subjective judgments of both individual and, where applicable, business area performance.

As noted, within each of these major categories, individual performance was further measured by business goals specific to each named executive officer’s responsibilities. Among the specific goals incorporated into each named executive officer’s respective Individual Growth Measures, included some or all of the following:

•	contracts to be obtained, amended or renewed;

•	businesses to acquire or joint ventures to be created;

•	project developments and expansions to be advanced or completed;

•	technology development in specific areas and installation of new technologies to improve performance;

•	favorable treatment of energy-from-waste and our other renewable technologies in Federal and state legislation and policy initiatives;

•	establishment of partnerships, programs and community and media outreach to communicate the benefits of our renewable technologies;

•	expansion into strategic geographic areas around the world; and

•	allocation of capital to pursue strategic initiatives, maximize return on investment and maintain a strong balance sheet and liquidity position in order to support ongoing development efforts.

In determining achievement of these Individual Growth Measures, the Compensation Committee receives an initial assessment from our Chief Executive Officer of each named executive officer’s performance with respect to each of the Individual Growth Measure categories for the preceding year. This recommendation is then reviewed by the Compensation Committee in connection with its determination of each named executive officer’s incentive cash award. Many of the factors that influence determinations are subjective, are based upon positive and negative developments occurring during the prior year and vary from year to year based upon our goals and actions undertaken or desired to be taken within such period. For 2011, awards reflect discretionary non-equity incentive awards based upon individual performance in 2010. No Growth Equity Awards were issued in 2011 to named executive officers. Accordingly, solely for growth-related performance in 2011, the aggregate growth performance relating to the non-equity incentive award was determined to be approximately 44% of the target, and the principal factors that influenced this determination regarding named executive officers’ performance included the following:

•	acquiring additional businesses;

•	commencing or advancing construction and expansion projects;

•	completing asset management initiatives;

•	energy-from-waste bids and other development efforts in strategic markets;

•	new agreements to enhance revenue, including waste disposal and service agreement contracts and contract extensions;

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developing recognition in emerging energy policies of our renewable energy technologies and their benefits regarding greenhouse gas reduction, reduced reliance on fossil fuels, job creation and energy security; and

•	accessing the capital markets and allocating our capital to fund growth initiatives.

Overall Performance

Based upon these Individual Growth Measures, as they applied to each named executive officer, respectively, and our overall financial and operating performance measured by the Financial Performance Measure, the named executive officers earned incentive cash awards ranging from 75% to 100% of their individual targets (assumed to be 100%) in 2011. The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2009 Award %	2010 Award %	2011 Award %
Anthony J. Orlando	124	90	75
Sanjiv Khattri	n/a	97	78
John M. Klett	122	87	80
Timothy J. Simpson	130	95	88
Seth Myones	136	102	100

As described above, the foregoing awards are consistent with our financial and growth performance and consistent with the Compensation Committee’s philosophy that individual and company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. In 2009, the Financial Performance Measure was significantly above target, the safety, health and environmental, referred to as SHE,” Performance Measure was below target, and the Individual Growth Measures were above target. Since Individual Growth Measures had the most weight and the Financial Performance Measure was significantly above target, on an overall basis the percentage paid against targets in annual incentive cash awards in 2009 were above target award levels. In 2010, each performance measure carried an equal weight and performance against Financial Performance Measures exceeded target while SHE Performance fell below target and Individual Growth Measures fell below targets resulting in an aggregate bonus at 92% of target levels. In 2011, the Financial Performance Measures of Free Cash Flow and Adjusted EBITDA were essentially at target resulting in average awards at 99% of target but Individual Growth Measures generally fell well below the targets, resulting in an aggregate bonus at approximately 44% of target and combined overall awards in the aggregate at 78% of targets.

Long-term Incentive Equity Awards

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Purpose:    Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. Long-term incentive equity awards granted to officers and employees are discretionary performance-based awards and may be made annually under our long-term incentive plan in the form of restricted stock, restricted stock units, stock options and /or similar equity-based instruments.

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Forms of Equity Awards:    The Compensation Committee has generally limited long-term incentive equity awards to grants of restricted stock in past years. In addition, the Compensation Committee introduced discretionary awards of restricted stock units for the new Growth Equity Awards first granted in 2010. The Compensation Committee made long-term, broad-based awards of stock options in 2004 and 2007. These grants, like initial grants to newly-hired named executive officers, were made to align the interests of management with our stockholders and create specific incentives to increase equity value. Similar awards were not made in 2011.

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Vesting of Equity Awards — Restricted Stock:    Restricted stock awards granted in 2011 vest in three equal tranches on March 17 of 2012, 2013 and 2014. As a result of the changes to the compensation structure in 2010, the Compensation Committee has determined that vesting of the restricted stock awards would be more appropriate to be based on continued employment. This adjustment was implemented for two principal reasons. First, beginning in 2010, the Compensation Committee implemented an exclusively discretionary and performance-based equity award program under which grants would be made for specific transactions that are directly tied to our growth strategy and provide a more direct alignment between performance by our named executive officers and stockholder value creation. Second, removing the additional performance vesting element provided greater clarity and simplicity to employees regarding the incentives for different aspects of compensation.

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Vesting of Equity Awards — Growth Equity Awards:    Growth Equity Awards are in the form of restricted stock units that vest as follows: awards based upon acquisitions will vest in the year that is three years following their respective date of grant and awards based upon development projects will vest in the year that follows one year of commercial operation, but in no event less than three years from the date of grant. Vesting of Growth Equity Awards are subject to a “bring down” calculation of value at the time of vesting, with a proportionate claw-back of the amount to be vested in the event that the bring down calculation is less that 95% of the original value established at the time the award was granted. No Growth Equity Awards were made to named executive officers in 2011.

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Performance Criteria of Growth Equity Awards.    Growth Equity Awards granted in prior years remain subject to satisfaction of performance criteria. Vesting of such awards will be determined based upon the actual performance after three years for acquisition projects and after one year of commercial operations (but not less than three years) for development projects based upon a bring-down calculation of an un-levered investment return in order to reflect the Company’s cost of capital invested in such projects in order to better align performance with the interests of the Company’s stockholders.

Equity awards are determined by the Compensation Committee in February of each year. The value of awards granted to each named executive officer reflects our overall performance for the prior year in creating future long-term value, the responsibilities of such officer and his individual performance. In March 2012, the Compensation Committee authorized equity awards of a fixed dollar amount to our named executive officers in the form of restricted stock.

The Compensation Committee does not have a specific policy or practice to time equity awards, including restricted stock or stock option grants to the release of material non-public information. However, the Compensation Committee may determine the value of a restricted stock award or number of stock options but not issue or establish the number of shares of restricted stock or the exercise price of stock options while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.

Growth Equity Awards Actual Performance

Since the first Growth Equity Awards were issued in 2010, no such awards have yet vested. Based upon the progress toward commercial operation for the Honolulu expansion project and the successful integration of the Veolia businesses and other transfer station assets previously acquired, Growth Equity Awards relating to the Honolulu project and Veolia acquisition are expected to vest assuming continued performance levels. Due to the delays imposed upon construction for the Dublin project, it is currently expected that unless the Dublin project is restarted and projected performance levels demonstrated, that Growth Equity Awards relating to the Dublin project will not vest.

Performance Drivers

The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance.

For 2010 and 2011 compensation decisions, the Compensation Committee discontinued the use of Free Cash Flow as a Financial Performance Measure vesting criteria for restricted stock award grants. Free Cash Flow continues to be used as a Financial Performance Measure for purposes of vesting outstanding restricted stock awards granted in previous years. Vesting of equity awards granted in those prior years occurs on an all or nothing basis at 90% of the Free Cash Flow “target” performance level.

Based upon our achievement of the Financial Performance Measures during 2011, the portion of prior equity awards that were eligible to vest during the first quarter of 2012 based upon achieving these levels of financial performance did vest. On a historical basis, we have satisfied applicable targets for equity award vesting as set forth in the following table, as measured in the first quarter in the year following the period of performance (in millions):

Equity Award Period of Performance	Target Free Cash Flow		Adjusted Free Cash Flow
2009	$296.0	(1)	$343.0
	$313.0	(2)	$343.0
	$266.0	(3)	$335.0
2010	$307.0	(2)	$326.0
	$293.0	(3)	$326.0
	n/a	(4)	n/a	(4)
2011	$313.0	(5)	$334.0	(5)
	n/a		n/a
	n/a		n/a

(1)	Targets established and awards granted in 2007.

(2)	Targets established and awards granted in 2008.

(3)	Targets established and awards granted in 2009.

(4)	No targets were established for awards granted in 2010.

(5)	As determined in 2009, the Free Cash Flow target for vesting of awards in 2011 was based upon a budget that included cash flows from the international operations and interest expense on 1% convertible notes. Since the Company had sold primarily all of its international operations and refinanced its 1% convertible notes with indebtedness carrying a higher coupon rate, the Compensation Committee exercised its discretion to equitably adjust the actual 2011 financial performance metric of Free Cash Flow as impacted by the sale of the Asia independent power production assets and the refinancing, prior to maturity, of debt outstanding at the time such metrics were established. Based upon those events, actual Free Cash Flow was equitably adjusted to (1) add back the loss of 90% of previously budgeted discontinued operations of $35 million, (ii) add back the loss of 90% of the cash interest related to the early refinancing of the 1% convertible notes of $23 million, and (iii) reduce cash flow for the benefit of previously received payments of $4 million. With these adjustments, actual Free Cash Flow from operations was equitably adjusted from $280 million to an adjusted Free Cash Flow of $334 million.

In awards granted in certain prior years, Adjusted EBITDA was included as a vesting criteria within the Financial Performance Measures. In 2009, Adjusted EBITDA of $523.1 million exceeded the target Adjusted EBITDA of $503.0 million, thereby satisfying the vesting criteria target. Adjusted EBITDA, while remaining as a component of non-equity incentive award vesting criteria, has not been used as a vesting criteria in subsequent long-term equity incentive awards.

Analysis of Risk

The Compensation Committee also is aware of the levels of risk attendant to capital allocation and expansion projects that we entered, which are components of the Individual Growth Measures for our named executive officers.

On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and expansion projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions.

In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and with respect to Growth Equity Awards, will only vest after at least three years has passed and only at the value actually received by Covanta. We believe that this alignment of interests with our stockholders is accomplished by limiting vesting of Growth Equity Awards through a “claw-back” of prior awards, measured by the actual performance on an un-levered basis that takes into account our invested cost of capital in determining the value to us of awards granted and updated projections measured against original projections. We believe that the combination of time vesting over three years, long-term performance vesting and claw-backs, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management.

Summary of 2011 Compensation

The following table sets forth a breakdown for each of our named executive officers of the amount of each named executive officer’s non-equity incentive compensation award attributable to (a) our actual Free Cash Flow compared to the Financial Performance Measure of Free Cash Flow, and (b) the individual performance of such named executive officer compared to the Individual Growth Measures specific to each such officer’s roles and responsibilities.

Named Executive Officer	Financial Performance Measure (66.7%)	Individual Growth Measures (33.3%)	Total Non-Equity Incentive Compensation (100%)
Anthony J. Orlando, President & Chief Executive Officer	$438,773	$56,227	$495,000
Sanjiv Khattri, Executive Vice President & Chief Financial Officer	$215,655	$39,345	$255,000
John M. Klett, Executive Vice President & Chief Operating Officer	$143,405	$71,595	$215,000
Seth Myones, President, Americas — Covanta Energy Corporation	$132,527	$67,473	$200,000
Timothy J. Simpson, Executive Vice President, General Counsel & Secretary	$132,129	$42,871	$175,000

Growth Equity Awards

In 2010, we adopted a new discretionary compensation structure for our named executive officers intended to create economic incentives to successfully implement certain elements of our strategic growth plans while at the same time imposing structural limits on excessive leverage and risk-taking. The awards are solely in the form of equity that does not vest for at least three years and only after a “claw- back” calculation is made comparing the actual performance and updated projections of the acquisitions or projects underlying the original awards against the original projections.

Growth Equity Awards are granted at the discretion of the Compensation Committee based upon growth-based acquisitions closed and development projects commenced. The amounts of the awards were determined in the discretion of the Compensation Committee by creating a “pool” based upon internal calculations of the value of transactions and new development or expansion projects using a discounted cash flow analysis of such growth-based projects. Awards to our named executive officers are based upon their level of responsibility and effort in such acquisitions or projects. In order to prevent excessive leverage, the calculation of net present value was based on an un-levered investment return. As determined by the Compensation Committee, in order to tie awards more directly to the officers and employees responsible for such projects, the growth-based equity awards generally were allocated to the senior management team, including all named executive officers, participating regional staff where the transaction or project is located, and participating corporate staff.

Finally, to discourage excessive risk-taking behavior and to assure our stockholders that the performance of such acquisitions and development projects achieved our projected value, vesting of such awards will not occur until a reasonably sufficient time has passed following the award (at least three years for acquisitions and after one year of operations (but not less than three years) for a development project), at which time a “bring down” calculation of the value will be made, and in the event that the bring down value is less than 95% of the original projected value established at the time the award was granted, a proportionate claw-back of vesting will be applied.

In the absence of growth projects commenced or acquisitions consummated in 2010, the Compensation Committee did not grant any Growth Equity Awards to named executive officers in 2011.

With respect to prior grants of $18.1 million of Growth Equity Awards, including $9.8 million to our named executive officers, the structural mechanisms built into these awards should assure the continued alignment of management’s interests with our stockholders. Although sufficient time has not passed to allow vesting of prior awards in accordance with their terms, the ultimate realization and vesting of those awards will be directly tied to the actual performance and benefits to the Company of such acquisitions or development projects through the operation of the bring down calculation and “claw-back” provisions. For example, due to the delay of construction of the Dublin facility, it is currently uncertain whether any or all of those awards will vest.

Grants of Growth Equity Awards are solely dependent upon consummating acquisitions or breaking ground on new development or construction projects that are consistent with our growth objectives. Whether these events occur involve not only factors within our control, but also upon other conditions over which we have no control. In addition, factors such as increasing competition in our sector and volatility in both commodity prices, energy demand and waste supplies, could increase the difficulty in the future of consummating transactions or commencing development or construction projects that would form the basis for Growth Equity Awards. Consequently, there is substantial uncertainty with respect to whether Growth Equity Awards will be granted in any year, and if awarded, the aggregate amount of such awards. For example, while awards were granted in 2010 for acquisitions completed and projects commenced in 2009, no Growth Equity Awards were granted in 2011 for acquisitions completed or projects commenced in 2010. As a result, there is no assurance that our named executive officers will continue to receive Growth Equity Awards in any given year or the amount of any such awards.

CEO Compensation

In determining the compensation of Mr. Orlando, as the Chief Executive Officer, the Compensation Committee considered our operating and financial performance as a whole, as well as Mr. Orlando’s satisfaction of personal Individual Growth Measures. As in prior years, a very significant portion of Mr. Orlando’s compensation was tied to our performance. The Compensation Committee believes, and it has structured compensation accordingly, that the compensation of our named executive officers, and our Chief Executive Officer in particular, should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. Due to our strong performance over the past several years since acquiring Covanta Energy and promoting Mr. Orlando to be our Chief Executive Officer, consistent with the intents and purposes of the compensation structure, Mr. Orlando’s compensation has been materially higher than other named executive officers.

Mr. Orlando’s compensation package for 2011 consisted of an annual base salary of $735,000 and an incentive cash award of $495,000 awarded in March 2011. Consistent with the treatment of other members of senior management, Mr. Orlando’s annual base salary received an increase of 2.08% of his base salary. In setting Mr. Orlando’s compensation levels, the Compensation Committee noted Mr. Orlando’s role in 2011 in the following:

•	our overall operational and financial performance in line with targets, including Free Cash Flow and Adjusted EBITDA targets;

•	receipt of notice to proceed with first “greenfield” EfW construction project in North America in more than a decade;

•	successful completion of various asset management initiatives, including contract extensions, to enhance and secure ongoing revenue;

•	return of $272 million to stockholders in 2011 in the form of a $0.30 per share annual dividend and repurchases of our common stock; and

•	demonstrated progress in our recognition as a renewable energy source in federal and state legislation.

The Compensation Committee authorized a restricted stock grant to Mr. Orlando valued at $550,000, effective upon its ratification by independent, non-management directors on March 1, 2011, vesting ratably over three years based upon continued employment. Consistent with the approach taken by the Compensation Committee in 2011 to incorporate a greater component of compensation directly tied to achieving growth objectives, we reduced the value of the restricted stock equity award granted to Mr. Orlando in 2011 based upon our 2010 growth performance. Mr. Orlando did not receive a Growth Equity Award in 2011.

Based upon our performance in 2011, we exceeded 90% of the Financial Performance Measure of Free Cash Flow performance target. Accordingly, all 41,754 shares of restricted stock eligible for vesting on March 17, 2012 vested, including those eligible for vesting for continued employment. In addition, options to purchase a total of 94,000 shares of common stock vested in accordance with their terms in the first quarter of 2012.

2012 Compensation

Our stockholders voted in favor of the 2010 compensation of our named executive officers in our Say on Pay advisory vote at our 2011 Annual Meeting of Stockholders. However, due in part to the relatively narrow margin of approval, and concerns raised by both a proxy advisory firm and certain institutional stockholders regarding the linkage between performance and pay, we engaged in discussions with the proxy advisory firm and certain of our institutional stockholders in order to understand the reasons for their negative recommendations. While we have always maintained a strong pay for performance philosophy that links executive compensation to achievement of demonstrated strategic, operational and financial performance, we discussed with the proxy advisory firm and certain institutional stockholders the reasons for their views that there was a disconnect between performance and compensation paid in 2010. These discussions highlighted the difference in the metrics used by the proxy advisory firm and stockholders to measure performance (total stockholder return compared to a peer group) and how the Growth Equity Awards were required to be reported in our 2010 Summary Compensation Table, which does not reflect the fact that such awards will vest only if actual long-term performance is demonstrated. Further, we highlighted the structural mechanism incorporated into the Growth Equity Awards that impose a proportionate claw-back in the event that at least 95% of projected value is not earned by us.

Recognizing the importance of our stockholders’ concerns and the need to address them in a manner consistent with the goals of our executive compensation program, we reviewed our compensation approach.

While the Compensation Committee continues to believe that our compensation programs contain a close correlation between pay and performance, the Compensation Committee also examined on a prospective basis the incorporation of a total stockholder return, referred to as “TSR,” concept in future awards. Accordingly, in March 2012 the Compensation Committee approved, for future grants, a new program of performance-based equity awards for named executive officers that will only vest upon satisfaction of TSR-based performance as measured against a peer group comprised as follows: (1) 50% Standard & Poors 400; (2) 25% Dow Jones Waste Index; and (3) 25% Dow Jones Electric Utilities index.

Employment Arrangements

Prior to October 2009, we had employment agreements with each of our named executive officers which were substantially similar, except for specific levels of compensation and the term of severance for the Chief Executive Officer. Each of these employment agreements expired in October 2009.

In order to retain greater flexibility on compensation decisions, we did not renew any of the employment agreements. In lieu of entering into new employment agreements, we incorporated into our standard form of Growth Equity Award agreement and in restricted stock award agreements primarily for Senior Vice Presidents and up, the terms of restrictive covenants that had been in the employment agreements, covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we adopted a new severance policy in February 2010 for certain specified senior officers, including all named executive officers, and provided severance benefits payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Employment Arrangements and Potential Payments upon Termination or Change in Con-

trol” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:

•	an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;

•	fraud or other act of dishonesty;

•	serious misconduct in connection with the performance of his or her duties;

•	material violation of any applicable policies or procedures;

•	conviction of, or plea of nolo contendere to, a felony or other crime; or

•	other conduct that has or reasonably is expected to result in material injury to our business or reputation.

The 24 month severance term for our Chief Executive Officer is longer than the 18 month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18 month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, including the other named executive officers, is longer that other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.

Executive Stock Ownership

Stock Ownership Guidelines:    Our Board believes that it is important for all of our officers, including our officers and officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Our guidelines provide that credit is given for unvested restricted stock holdings toward individual targets, and transition periods are included for newly-named officers or individuals who have been promoted. Officers are given five years to reach their target ownership levels from the date we adopted the stock ownership guidelines, if they were officers governed by such guidelines as of such date, or five years from the date they became an officer governed by the guidelines. Given the importance of continued significant stock ownership in aligning the interests of our officers with our stockholders and the significant appreciation in the trading price of our common stock at that time, the Compensation Committee as part of its ongoing review process amended its stock ownership guidelines in February 2008 to increase the holdings by the Chief Executive Officer and the officers with the title of Executive Vice President or Covanta Energy Division President, with an additional two years time given to such officers to comply with the revised or newly applicable guidelines. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents and Covanta Energy Division Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary

The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.

Insider Derivative and Short-Sale Trading Restrictions:    In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.

Perquisites

Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, we have not provided any perquisites to our named executive officers in any of the last three years.

Benefit Plans

We provide company-sponsored insurance and retirement benefit plans to our named executive officers. Benefit programs for named executive officers are the same as those offered to our non-union employee base and are designed to offer financial security.

Insurance Plans

The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.

Retirement Plans

We provide retirement benefits to named executive officers through a combination of qualified and non-qualified plans; as such terms are used and defined under the Tax Code. We believe these retirement plans are a cost-effective means of providing for long-term retention of our named executive officers. Effective January 1, 2010, we amended our defined benefit and non-qualified benefit plans to exclude future compensation increases received by eligible participants after December 31, 2009. For more information on the retirement plans, see “Retirement Plans” under the “Executive Compensation” heading of this proxy statement.

Determining Benefit Levels

The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.

Tax Considerations

We generally will be entitled to a tax deduction in connection with awards under the Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers.

Under section 162(m) of the Tax Code, the annual compensation paid to named executive officers will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans. Qualifying performance-based compensation consists of compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders. The grant of Growth Equity Awards has been designed to satisfy the requirements for deductible compensation; the grant of restricted stock awards does not because such awards are time vesting only. However, the Compensation Committee retains the discretion to award compensation that exceeds section 162(m)’s deductibility limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2011 and through the date hereof:

ROBERT S. SILBERMAN (CHAIR)

DAVID M. BARSE

PETER C.B. BYNOE

Summary Compensation Table For Year Ended December 31, 2011

The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2011, 2010 and 2009 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2011, whose total annual salary and bonus exceeded $100,000, referred to as the “named executive officers” in this proxy statement:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total(6) ($)

Anthony J. Orlando	2011	$735,000	$550,016	$—	$495,000	$650,600	$18,500	$2,449,116
President & Chief	2010	$720,000	$3,999,989	$311,713	$580,000	$299,655	$22,646	$5,934,003
Executive Officer	2009	$726,923	$750,017	$—	$779,534	$305,064	$22,724	$2,584,262

Sanjiv Khattri	2011	$433,500	$390,010	$—	$255,000	$—	$8,400	$1,086,910
Executive Vice	2010	$163,462	$450,002	$—	$155,000	$—	$6,996	$775,460
President & Chief
Financial Officer

John M. Klett	2011	$360,500	$260,006	$—	$215,000	$247,160	$17,864	$1,100,530
Executive Vice	2010	$353,500	$1,899,972	$138,519	$230,000	$236,078	$22,252	$2,880,321
President & Chief	2009	$359,820	$375,008	$—	$275,051	$184,763	$22,286	$1,216,928
Operating Officer of
Covanta Energy(7)

Seth Myones	2011	$333,000	$295,005	$—	$200,000	$213,857	$18,049	$1,059,911
President, Americas	2010	$320,000	$1,899,972	$118,113	$195,000	$106,185	$22,161	$2,661,431
Covanta Energy(8)	2009	$321,923	$370,007	$—	$210,994	$94,517	$22,181	$1,019,622

Timothy J. Simpson	2011	$332,000	$260,006	$—	$175,000	$188,052	$18,046	$973,104
Executive Vice	2010	$316,200	$1,899,972	$135,458	$180,000	$93,878	$22,151	$2,647,659
President, General	2009	$321,923	$370,007	$—	$202,081	$68,964	$22,181	$985,156
Counsel & Secretary

(1)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the closing price of the shares on the grant date.

(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black Scholes option pricing model and includes assumptions about the expected life and stock price volatility. See the “Stock-Based Award Plans” notes to our consolidated financial statement included in our Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009.

(3)	Amounts included for 2011 represent the value of the annual incentive cash awards received by each named executive officer in 2012 in respect of service performed in 2011. See the “Grants of Plan-Based Awards Table” for more information.

(4)	The amounts shown for each named executive officer in this column is attributable to the change in actuarial present value of the accumulated benefit under defined benefit and actuarial plans at December 31, of the applicable year, as compared to December 31, of the immediately preceding year. No named executive officer received preferential or above-market earnings on deferred compensation in 2011.

(5)	The amounts shown in this column for 2011 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Severance Payments and Outplacement Service	Perquisites	Total
Anthony J. Orlando	$9,800	$7,350	$1,350	$—	$—	$18,500
Sanjiv Khattri	$—	$7,350	$1,050	$—	$—	$8,400
John M. Klett	$9,800	$7,350	$714	$—	$—	$17,864
Seth Myones	$9,800	$7,350	$899	$—	$—	$18,049
Timothy J. Simpson	$9,800	$7,350	$896	$—	$—	$18,046

a.	Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

b.	Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(6)	Represents the sum of the amounts in all of the columns of the Summary Compensation Table for each named executive officer.

(7)	Effective March 20, 2012, Mr. Klett was appointed our Executive Vice President and Chief Technology Officer.

(8)	Effective March 20, 2012, Mr. Myones was appointed our Executive Vice President and Chief Operating Officer.

Equity Award Plan

Our equity award plan for employees and officers, which we refer to as the “Equity Award Plan,” was originally approved by our stockholders in October 2004 and a subsequent amendment was approved by our stockholders on September 19, 2005 and May 1, 2008 to increase the number of authorized shares available for issuance under the Equity Award Plan to 12,000,000 shares. This Equity Award Plan replaced our 1995 Stock and Incentive Plan, which was terminated in October 2004. The 1995 Stock and Incentive Plan now remains in effect only until all awards granted under it have been satisfied or expired.

The Equity Award Plan is administered by the Compensation Committee of our Board. Awards under the Equity Award Plan may be granted to employees (including officers) of the Company, its subsidiaries and affiliates. The Equity Award Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards may be made on a stand-alone, combination or tandem basis.

As of December 31, 2011, there were 3,648,128 shares of common stock available for grant under the Equity Award Plan and no participant may be granted in any calendar year awards with respect to more than 250,000 shares of restricted stock, options to purchase 650,000 shares of common stock, 250,000 restricted stock units, 250,000 performance shares or $5.0 million of performance units.

The following table provides information on both equity incentive awards that were made under our Equity Award Plan and incentive cash awards made during the year ended December 31, 2011.

Grants of Plan-Based Awards — 2011

					All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	($/sh)	($)
Anthony J. Orlando	March 1, 2011	$330,750	$661,500	$1,323,000	33,034	—	—	$550,016
Sanjiv Khattri	March 1, 2011	$162,563	$325,125	$650,250	23,424	—	—	$390,010
John M. Klett	March 1, 2011	$135,188	$270,375	$540,750	15,616	—	—	$260,006
Seth Myones	March 1, 2011	$99,900	$199,800	$399,600	17,718	—	—	$295,005
Timothy J. Simpson	March 1, 2011	$99,600	$199,200	$398,600	15,616	—	—	$260,006

(1)	The amounts shown in these columns reflect the range of payouts targeted for 2011 performance under our annual incentive cash award plan. In February 2011, our Compensation Committee established various levels of performance. The amounts shown in the “threshold” column represent the amount of cash award payable if only the minimum level of Company and individual performance is attained. The amounts shown in the “target” and the “maximum” columns represent the amount of cash awards granted if the target and maximum level, respectively, of individual performance are attained. Please see the “Compensation Discussion and Analysis” for more information regarding these awards and performance measures.

(2)	The number of shares shown reflects the 2011 restricted stock awards under our Equity Award Plan. The restricted stock awards made in 2011 vested ratably over three years, on the basis of continued employment. There were no Growth Equity Awards of restricted stock units granted to named executive officers in 2011.

(3)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Anthony J. Orlando	216,000	54,000	(2)	$20.52	3/17/2017	28,574	(3)	$834,414	10,861	(5)	$3,172,699
	120,000	80,000		$24.76	2/21/2018	33,034	(4)	—	220,892	(6)	$—
Sanjiv Khattri	—	—		—	—	23,007	(3)	$635,640	—		$—
	—	—		—	—	23,424	(4)	—	—		$—
John M. Klett	30,873	0		$5.93	10/5/2014	13,189	(3)	$394,340	5,430	(5)	$1,518,618
	108,000	27,000	(2)	$20.52	3/17/2017	15,616	(4)	—	105,499	(6)	$—
Seth Myones	34,362	0		$5.93	10/5/2014	13,189	(3)	$423,117	5,358	(5)	$1,517,632
	96,000	24,000	(2)	$20.52	3/17/2017	17,718	(4)	—	105,499	(6)	$—
Timothy J. Simpson	43,105	0		$5.93	10/5/2014	13,189	(3)	$394,340	5,358	(5)	$1,517,632
	96,000	24,000	(2)	$20.52	3/17/2017	15,616	(4)	—	105,499	(6)	$—

(1)	Based on the closing price of our common stock of $13.69 on December 30, 2011, as reported on the New York Stock Exchange.

(2)	Options vest on March 17, 2012.

(3)	Restricted stock vests in two equal installments on March 17, 2012 and March 17, 2013.

(4)	Restricted stock vests in three equal installments on March 17, 2012, March 17, 2013, and March 17, 2014.

(5)	Performance restricted stock vests on March 17, 2012 subject to specified targets.

(6)	Growth stock awards vest based on successful achievement of specified criteria.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2011:

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Anthony J. Orlando	—	—	43,277	$721,860
Sanjiv Khattri	—	—	7,668	$127,902
John M. Klett	30,873	$359,053	20,810	$347,111
Seth Myones	17,180	$199,803	20,562	$342,974
Timothy J. Simpson	20,000	$218,450	20,562	$342,974

(1)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price.

(2)	Amounts were determined by multiplying the number of shares of restricted stock that vested on March 17, 2011 by $16.68, the closing price on the New York Stock Exchange of our common stock on such date.

Retirement Plans

Pension Benefits

Covanta Energy Pension Plan

Messrs. Orlando, Klett, Simpson and Myones participate in the Covanta Energy Pension Plan, a tax-qualified defined benefit plan of Covanta Energy subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Covanta Energy Pension Plan became effective as of January 1, 1989 and was frozen effective December 31, 2005. In 2011, we informed employees who were eligible participants in the pension plan of our plan to terminate this pension plan, subject to approval by the IRS, with the intention of fully distributing plan assets as promptly as practicable following such approval. This plan, which was maintained by Covanta Energy prior to and during its bankruptcy proceedings, is a qualified defined benefit plan covering all eligible domestic employees of Covanta Energy who had at least one year of service and were at least 21 years of age. Participants with five years of service, as defined by this plan, are entitled to annual pension benefits once they reach normal retirement age (65) equal to 1.5% of the participant’s highest average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years (frozen at December 31, 2009) immediately preceding the participant’s retirement date or termination date, multiplied by his total years of service earned prior to January 1, 2002. For years of service earned after December 31, 2001, the benefit formula has been reduced to coordinate with social security. The reduced benefit is equal to 0.95% of the participant’s average compensation up to the 35-year average of the social security wage base in effect during the 35-year period ending on the last day of the calendar year in which the participant’s employment is terminated, plus 1.5% of the participant’s average compensation in excess of the 35-year average for each year of service earned after December 31, 2001 not to exceed 35 years of service. For each year of service exceeding 35 years earned after December 31, 2001, an additional benefit of 0.95% of final average compensation will be provided. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other non-cash compensation. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Non-Equity Incentive Award columns. A plan participant who is at least age 55 and who retires after completion of at least five years of eligible service receives a benefit equal to the amount the participant would have received if the participant had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commences receiving benefits and the date the participant would have commenced to receive benefits if he had not retired prior to age 65.

Of our named executive officers, only Messrs. Orlando, Klett, Simpson and Myones participate in this plan because of their prior employment by Covanta Energy and satisfaction of the full year of service requirement for participation. Effective upon freezing participation in this defined benefit plan on December 31, 2005, all employees, including the named executive officers noted above, who were active participants in the plan on that date were 100% vested and acquired a nonforfeitable right to the plan’s benefits as of such date. Pension benefits are provided to participants under several types of retirement options based upon years of continuous service and age. Retirement benefits are paid to pensioners or beneficiaries in the form of a straight life annuity or various forms of joint and survivor annuities. In calculating benefits to eligible employees, we take into account an individual employee’s average earnings over his or her highest five consecutive years of the last ten years of employment, and his or her total years of eligible service. While the participant’s pension benefits will reflect the highest average five consecutive year compensation level of their last ten years of employment (as of December 31, 2009), under the terms of the plan as frozen, we disregard all years of service after December 31, 2005 for purposes of determining the “total years of service” component of the calculated benefit. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other non-cash compensation.

Supplemental Benefit Plan

We provided to eligible employees, including Messrs. Orlando, Klett, Simpson and Myones, a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan. Prior to the plan being frozen at the end of 2009, this plan provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.

This non-qualified plan was in effect since the inception of the Covanta Energy Pension Plan, continued in effect throughout Covanta Energy’s bankruptcy and was approved as part of its reorganization plan by creditors and the bankruptcy court. This plan represents an unfunded and unsecured obligation of Covanta Energy to pay its calculated benefit to retiring employees as and when they would otherwise be eligible to receive a benefit under the now-frozen qualified defined benefit plan. In connection with the freezing of the Covanta Energy Pension Plan, this plan also was frozen effective December 31, 2005 on the same terms as applicable to the related qualified plan.

The following table shows pension benefit information as of December 31, 2011 for the named executive officers under the Covanta Energy Pension Plan and the Covanta Energy Supplemental Benefit Plan. In accordance with the provisions of Internal Revenue Service 409A regulations, in 2011, Messrs. Orlando, Klett, Simpson and Myones received an accelerated portion of their benefit from this plan equal to the Federal Insurance Contributions Act, referred to as “FICA,” tax due on the present value of the full supplemental benefit.

Pension Benefits 2011

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Amount Paid in 2011(2) ($)
Anthony J. Orlando	Covanta Energy Pension Plan	17.7	$735,964	$—
	Supplemental Benefit Plan	17.7	$1,748,512	$18,563
Sanjiv Khattri	Covanta Energy Pension Plan	—	$—	$—
	Supplemental Benefit Plan	—	$—	$—
John M. Klett	Covanta Energy Pension Plan	18.8	$1,498,327	$—
	Supplemental Benefit Plan	18.8	$673,553	$9,319
Seth Myones	Covanta Energy Pension Plan	15.7	$443,955	$—
	Supplemental Benefit Plan	15.7	$413,008	$4,514
Timothy J. Simpson	Covanta Energy Pension Plan	12.3	$414,263	$—
	Supplemental Benefit Plan	12.3	$337,836	$3,706

(1)	Our actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2011 were as follows: a measurement date of December 31, a discount rate of 4.30%, a retirement age of 65 years and the RP-2000 mortality, projected to 2015 for the Covanta Energy Pension Plan (qualified plan) and the mortality required under the Internal Revenue Code for purposes of calculating lump sums for the Supplemental Retirement Plan (nonqualified plan). The RP-2000 mortality table refers to the RP-2000 Combined Mortality Table which combines the mortality experience of active employees and healthy annuitants and is one of the mortality tables developed by the Society of Actuaries in connection with the Retirement Protection Act of 1994, as amended, which established mortality assumptions to be used when calculating current liabilities for pension plans. The table is projected to the year 2015 in order to better reflect future mortality improvements.

(2)	Accelerated non-qualified payment made to cover FICA tax.

Covanta Energy Savings Plan

The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2011 by the Internal Revenue Service, referred to as the “IRS,” of $245,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual’s earnings, and 50% of the next 2% of such individual’s earnings up to the IRS limit. Our matching contributions are immediately vested.

The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. This plan became effective as of January 1, 2006 and was designed as an ongoing substitute for the pre-existing defined benefit plan which was frozen as of December 31, 2005. We contribute to this defined contribution plan an amount equal to 3% of an individual’s annual eligible compensation as defined in the plan document up to the social security wage base, which was $106,800 in 2011. Contributions to the defined contribution plan vest in equal amounts over a five year period based on continued employment. The definition of eligible compensation under the plan was amended, effective January 1, 2011, to exclude all bonus payments.

Severance Plan and Potential Payments upon Termination or Change in Control

Severance Agreements

In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Presidents, and Senior Vice Presidents. This plan was amended in March 2010 to include our Chief Accounting Officer and Treasurer.

Change in control arrangements are also covered in our equity award agreements.

Defined Terms in the Severance Plan and Covanta Holding Corporation Restricted Stock Award Agreement

For purposes of the Severance Plan and the Restricted Stock Award Agreement executed in connection with the award of restricted stock under our Equity Award Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:

“Cause” shall mean, with respect to the termination of an Employee’s employment with the Company Group, such Employee’s (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.

“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

(a) any “Person”, other than a holder of at least 10% of our outstanding voting power of Covanta Holding as of the date of this Plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of the stock of Covanta Holding entitled to vote in the election of our directors or the directors of Covanta Holding;

(b) individuals who are our “Continuing Directors” of Covanta Holding cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of execution of this Plan, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(c) stockholders of Covanta Holding adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of Covanta Holding;

(d) Covanta Holding is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of Covanta Holding following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta Holding) and the stockholders of Covanta Holding immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta Holding (or similar transaction) shall not constitute a Change in Control;

(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not Covanta Holding is then subject to such reporting requirements; provided, however, that for purposes of this Plan, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of this Plan; or

(f) Covanta Holding consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of this Plan.

“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee’s employment with the Company Group after the Effective Date.

Executive Officer Termination Compensation

Anthony J. Orlando was named our President and Chief Executive Officer effective October 5, 2004. Mr. Orlando continues to serve as the President and Chief Executive Officer of Covanta Energy, a position he has held since November 2003.

The following table shows the potential payments to Mr. Orlando upon his termination of employment or a change in control of the Company under the Severance Plan and the Covanta Holding Corporation Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of con-

trol occurred on December 31, 2011. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause or Good Reason Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$28,269	(1)	$28,269	(1)	$1,470,000	(2)	$28,269	(1)	$2,829,534	(2)	$28,269	(1)	$28,269	(1)
Stock Option	$—		$—		$—		$—		$—	(3)(4)	$—		$—
Restricted Stock	$—		$—		$—		$—		$1,068,681	(3)(5)	$—		$—
Growth Stock Awards	$—		$—		$—		$—		$3,058,066	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$34,512	(7)	$—		$36,564	(7)	$—		$43,508	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$1,000,000	(9)	$—

Total:	$28,269		$28,269		$1,504,512		$28,269		$6,992,845		$1,028,269		$71,777

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)

In the event that Mr. Orlando’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, he is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)

Under the terms of the Restricted Stock Award Agreement, if Mr. Orlando’s termination is a result of a change in control, all unvested options, shares of restricted stock or other equity awards then held by Mr. Orlando shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)

Represents the value of unvested stock options held by Mr. Orlando. However, because the exercise price of $20.52 with respect to 54,000 shares and $24.76 per share with respect to 80,000 shares is greater than the $13.69 per share closing price of our common stock on the New York Stock Exchange on December 30, 2011, the unvested stock options have no value for purposes of this table.

(5)

Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held Mr. Orlando by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(6)

Represents the value of accelerated unvested growth stock and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested restricted stock held Mr. Orlando by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(7)

Pursuant to the Severance Plan, provided Mr. Orlando’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Orlando meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Orlando’s beneficiaries upon his death.

Sanjiv Khattri has served as our Executive Vice President and Chief Financial Officer since August 2010.

The following table shows the potential payments to Mr. Khattri upon his termination of employment or a change in control of the Company under the Severance Plan and the Covanta Holding Corporation Restricted

Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2011. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause or Good Reason Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$16,673	(1)	$16,673	(1)	$650,250	(2)	$16,673	(1)	$766,500	(2)	$16,673	(1)	$16,673	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$635,640	(3)(4)	$—		$—
Growth Stock Awards	$—		$—		$—		$—		$—		$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$18,118	(5)	$—		$19,272	(5)	$—		$30,397	(6)
Life Insurance Benefits	$—		$—		$—		$—		$—		$750,000	(7)	$—

Total:	$16,673		$16,673		$668,368		$16,673		$1,421,412		$766,673		$47,070

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)

In the event that Mr. Khattri’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)

Under the terms of the Restricted Stock Award Agreement, if Mr. Khattri’s termination is a result of a change in control, all unvested shares of restricted stock or other equity awards then held by Mr. Khattri shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)

Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held Mr. Khattri by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(5)

Pursuant to the Severance Plan, provided Mr. Khattri employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(6)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Khattri meets the definition of “disabled” pursuant to that policy.

(7)	Reflects the estimated present value of the proceeds payable to Mr. Khattri’s beneficiaries upon his death.

John M. Klett has served as Covanta Energy’s Executive Vice President and Chief Operating Officer since November 2007 and as Covanta Energy’s Senior Vice President and Chief Operating Officer from May 2006 to November 2007. Previously, Mr. Klett served as Covanta Energy’s Senior Vice President, Operations, from March 2003 to May 2006.

The following table shows the potential payments to Mr. Klett upon his termination of employment or a change in control of the Company under the Severance Plan and the Covanta Holding Corporation Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of con-

trol occurred on December 31, 2011. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause or Good Reason Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$13,865	(1)	$13,865	(1)	$540,750	(2)	$13,865	(1)	$919,538	(2)	$13,865	(1)	$13,865	(1)
Stock Option	$—		$—		$—		$—		$—	(3)(4)	$—		$—
Restricted Stock	$—		$—		$—		$—		$506,975	(3)(5)	$—		$—
Growth Stock Awards	$—		$—		$—		$—		$1,460,549	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$25,884	(7)	$—		$26,605	(7)	$—		$43,508	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$468,650	(9)	$—

Total:	$13,865		$13,865		$566,634		$13,865		$2,913,667		$482,515		$57,104

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)

In the event that Mr. Klett’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)

Under the terms of the Restricted Stock Award Agreement, if Mr. Klett’s termination is a result of a change in control, all unvested options, shares of restricted stock or other equity awards then held by Mr. Klett shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)

Represents the value of unvested stock options held by Mr. Klett. However, because the exercise price of $20.52 with respect to 27,000 shares is greater than the $13.69 per share closing price of our common stock on the New York Stock Exchange on December 30, 2011, the unvested stock options have no value for purposes of this table.

(5)

Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held Mr. Klett by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(6)

Represents the value of accelerated unvested growth stock and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested restricted stock held Mr. Klett by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(7)

Pursuant to the Severance Plan, provided Mr. Klett’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Klett meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Klett’s beneficiaries upon his death.

Seth Myones has served as President—Americas, Covanta Projects since November 2007. Previously Mr. Myones served as Covanta Energy’s Senior Vice President, Business Management, from January 2004 to November 2007 and as Vice President, Regional Business Manager from 1994 to January 2004.

The following table shows the potential payments to Mr. Myones upon his termination of employment or a change in control of the Company under the Severance Plan and the Covanta Holding Corporation Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2011. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause or Good Reason Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$12,808	(1)	$12,808	(1)	$499,500	(2)	$12,808	(1)	$803,996	(2)	$12,808	(1)	$12,808	(1)
Stock Option	$—		$—		$—		$—		$—	(3)(4)	$—		$—
Restricted Stock	$—		$—		$—		$—		$534,250	(3)(5)	$—		$—
Growth Stock Awards	$—		$—		$—		$—		$1,460,549	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$25,884	(7)	$—		$26,909	(7)	$—		$43,508
Life Insurance Benefits	$—		$—		$—		$—		$—		$666,000	(9)	$—

Total:	$12,808		$12,808		$525,384		$12,808		$2,825,704		$678,808		$56,316

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)

In the event that Mr. Myones’ employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)

Under the terms of the Restricted Stock Award Agreement, if Mr. Myones’ termination is a result of a change in control, all unvested options, shares of restricted stock or other equity awards then held by Mr. Myones shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)

Represents the value of unvested stock options held by Mr. Myones. However, because the exercise price of $20.52 with respect to 24,000 shares is greater than the $13.69 per share closing price of our common stock on the New York Stock Exchange on December 30, 2011, the unvested stock options have no value for purposes of this table.

(5)

Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held Mr. Myones by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(6)

Represents the value of accelerated unvested growth stock and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested restricted stock held Mr. Myones by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(7)

Pursuant to the Severance Plan, provided Mr. Myones’ employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Myones meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Myones’ beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007 and as our Senior Vice President, General Counsel and Secretary from October 2004 to November 2007. Mr. Simpson continues to serve as the Senior Vice President, General Counsel and Secretary of Covanta Energy, a position he has held since March 2004.

The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and the Covanta Holding Corporation Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2011. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause or Good Reason Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$12,769	(1)	$12,769	(1)	$498,000	(2)	$12,769	(1)	$784,561	(2)	$12,769	(1)	$12,769	(1)
Stock Option	$—		$—		$—		$—		$—	(3)(4)	$—		$—
Restricted Stock	$—		$—		$—		$—		$505,473	(3)(5)	$—		$—
Growth Stock Awards	$—		$—		$—		$—		$1,460,549	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$25,884	(7)	$—		$26,906	(7)	$—		$43,508	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$664,000	(9)	$—

Total:	$12,769		$12,769		$523,884		$12,769		$2,777,489		$676,769		$56,277

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)

In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)

Under the terms of the Restricted Stock Award Agreement, if Mr. Simpson’s termination is a result of a change in control, all unvested options, shares of restricted stock or other equity awards then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)

Represents the value of unvested stock options held by Mr. Simpson. However, because the exercise price of $20.52 with respect to 24,000 shares is greater than the $13.69 per share closing price of our common stock on the New York Stock Exchange on December 30, 2011, the unvested stock options have no value for purposes of this table.

(5)

Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held Mr. Simpson by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(6)

Represents the value of accelerated unvested growth stock and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested restricted stock held Mr. Simpson by $13.69, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(7)

Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

Restrictive Covenants

Our obligation to vest restricted stock grants under the Covanta Holding Corporation Restricted Stock Award Agreement described above is conditioned upon such officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.

The Restricted Stock Award Agreement contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Anthony J. Orlando	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Sanjiv Khattri, John M. Klett, Timothy J. Simpson and Seth Myones	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months

Compensation Committee Interlocks and Insider Participation

None of Mr. Silberman (Chair), Mr. Barse or Mr. Bynoe, the persons who served as members of the Compensation Committee in 2011, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein, except as follows:

Mr. Barse was previously our President and Chief Operating Officer from July 1996 until July 24, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of March 15, 2012 unless otherwise specified, concerning:

•

beneficial ownership of our common stock by (1) SZ Investments together with its affiliate EGI-Fund (05-07) Investors, L.L.C., referred to as “Fund 05-07,” (2) Neuberger Berman together with its affiliate Neuberger Berman Group LLP, (3) Morgan Stanley together with its affiliate Morgan Stanley Investment Management Inc., and (4) Third Avenue, which are the only beneficial owners known to us of 5% or more of our common stock; and

•

beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percent of Class
SZ Investments L.L.C.(1)	14,949,182		11.0%
Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606
Neuberger Berman(2)	10,741,781		7.9%
605 Third Avenue New York, New York 10158
Morgan Stanley(3)	12,936,389		9.5%
1585 Broadway New York, New York 10036
Third Avenue Management LLC(4)	9,255,039	(5)	6.8%
622 Third Avenue, 32nd Floor New York, New York 10017

(1)	Based on a Schedule 13D/A filed with the SEC on November 17, 2009, this includes the shares owned as follows: (a) 12,607,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,341,500 shares that Fund 05-07 beneficially owns with shared voting and dispositive power; and (c) all 14,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and Fund 05-07, are also beneficially owned by Chai Trust Company, LLC referred to as “Chai Trust,” with shared voting and dispositive power. Chai Trust is the managing member of Fund 05-07. SZ Investments and Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Both Mr. Zell and William C. Pate are officers of EGI, a division of Chai Trust. Mr. Zell is an executive officer of Fund 05-07 and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004. Mr. Pate served as our Chairman of the Board from October 2004 through September 2005 and has been a director since 1999. The addresses of each of Fund 05-07 and EGI are as set forth in the table above for SZ Investments.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2012, an aggregate of 10,741,781 shares of our common stock are beneficially owned by Neuberger Berman LLC and Neuberger Berman Group LLC. These shares are owned as follows: (a) 8,137,308 shares that Neuberger Berman LLC and Neuberger Berman Group LLC own with shared voting power; and (b) 10,741,781 shares that Neuberger Berman LLC and Neuberger Berman Group LLC own with shared dispositive power.

(3)	Based on a Schedule 13G filed with the SEC on February 8, 2012, an aggregate of 12,936,389 shares of our common stock are beneficially owned by Morgan Stanley and Morgan Stanley Investment Management Inc., an investment adviser. These shares are owned as follows: (a) 12,687,021 shares that Morgan Stanley, referred to as “MS,” owns with sole voting power; (b) 12,936,389 shares that MS owns with sole dispositive power; (c) 12,687,021 shares that Morgan Stanley Investment Management Inc., referred to as “MSIMI,” owns with sole voting power; and (d) 12,936,389 shares that MSIMI owns with sole dispositive power. MSIMI is a wholly owned subsidiary of MS.

(4)	Third Avenue, a registered investment advisor under Section 203 of the Investment Advisors Act of 1940, as amended, invests funds on a discretionary basis on behalf of investment companies registered under the Investment Company Act of 1940, as amended, and on behalf of individually managed separate accounts. David M. Barse has served as one of our directors since 1996 and was our President and Chief Operating Officer from July 1996 until July 2002. Since February 1998, Mr. Barse has served as President, and since June 2003, Chief Executive Officer of Third Avenue.

(5)

The shares beneficially owned by Third Avenue are held by Third Avenue Value Fund Series of the Third Avenue Trust. Based on the Schedule 13G filed with the SEC on February 14, 2012, Third Avenue benefi-

cially owns 9,255,039 shares of our common stock, with sole voting power and sole dispositive power with respect to all of those shares. The Schedule 13G also states that (a) Third Avenue Value Fund has the right to receive dividends from, and the proceeds from the sale of, 8,816,889 of the shares reported by Third Avenue, (b) Third Avenue Value Fund UCITS has the right to receive dividends from, and proceeds from the sale of, 58,750 of the shares reported by Third Avenue and (c) Third Avenue Value Portfolio of the Third Avenue Variable Series Trust has the right to receive dividends from, and the proceeds from the sale of, 379,400 of the shares reported by Third Avenue. These shares do not include the 483,077 shares beneficially owned by Mr. Barse.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Approximate Percent of Class
David M. Barse(1)	9,738,116	(2)	7.2%
Ronald J. Broglio(3)	18,063	(4)	*
Peter C.B. Bynoe(5)	70,456	(6)	*
Linda J. Fisher(7)	22,157		*
Joseph M. Holsten(8)	29,538		*
Sanjiv Khattri	81,912		*
John M. Klett	269,307	(9)	*
Seth Myones	241,232	(9)	*
Anthony J. Orlando	745,956	(9)	*
William C. Pate(10)	399,483	(11)	*
Robert S. Silberman(12)	44,423		*
Timothy J. Simpson	273,308	(9)	*
Jean Smith(13)	77,141	(14)	*
Samuel Zell(15)	15,016,872	(16)	11.1%
All Executive Officers and Directors as a group (15 persons)	27,027,964	(17)	19.8%

*	Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)	Mr. Barse’s address is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(2)	Includes 9,255,039 shares beneficially owned by Third Avenue, which is affiliated with Mr. Barse. Mr. Barse disclaims beneficial ownership of these shares.

(3)	Mr. Broglio’s address is 1417 High Road, Vandiver, Alabama 35176.

(4)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $11.40 per share.

(5)	Mr. Bynoe’s address is 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601.

(6)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $11.40 per share.

(7)	Ms. Fisher’s address is 1007 Market Street, DuPont Building, Room 6074, Wilmington, Delaware 19898.

(8)	Mr. Holsten’s address is 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602.

(9)	Also includes shares underlying currently exercisable options held by Messrs. Klett, Myones and Simpson to purchase 30,873, 34,362 and 43,105 shares of common stock respectively, at an exercise price of $5.93 per share and 135,000, 120,000 and 120,000 shares of common stock respectively at an exercise price of $20.52 per share. Also includes shares underlying currently exercisable options held by Mr. Orlando to purchase 270,000 shares of common stock at an exercise price of $20.52 per share and 160,000 shares of common stock at an exercise price of $24.76 per share.

(10)	Mr. Pate’s address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(11)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $5.93 per share and shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $11.40 per share. Includes 368,169 shares pledged as security in a margin account.

(12)	Mr. Silberman’s address is c/o Strayer Education Inc., 1100 Wilson Boulevard, Suite 2500, Arlington, Virginia 22209.

(13)	Ms. Smith’s address is 950 Third Avenue, New York, New York 10022.

(14)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $11.40 per share.

(15)	Mr. Zell’s address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(16)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $11.40 per share. Mr. Zell disclaims beneficial ownership as to (a) 12,607,682 shares beneficially owned by SZ Investments, all of which shares are pledged as security to loans and (b) 2,341,500 shares beneficially owned by Fund 05-07, all of which shares are pledged as security to loans. SZ Investments and Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

(17)	Includes shares underlying currently exercisable options to purchase 1,038,344 shares of common stock that our directors and executive officers have the right to acquire within 60 days of the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2011 with the reporting requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies and Procedures

The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors. Each of the current directors is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company’s website at www.covantaholding.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, a registered independent public accounting firm and the Company’s independent auditors for 2011, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2011 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP, and the Audit Committee’s review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

WILLIAM C. PATE (Chair)

JOSEPH M. HOLSTEN

JEAN SMITH

INDEPENDENT AUDITOR FEES

The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010 (in thousands of dollars):

	2011	2010
Audit Fees	$3,144	$2,993
Audit-Related Fees	158	140
Tax Fees	311	156
All Other Fees	46	2

Total	$3,659	$3,291

Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, review of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for both 2011 and 2010. Fees also include audits of effectiveness of internal controls, statutory and financial audits for our subsidiaries and reviews of registration statements we have filed.

Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of an audit or review of our financial statements and are not reported above under “Audit Fees.” In both 2011 and 2010, these services principally related to financial statement audits of employee benefit plans and agreed upon engagements related to certain facilities.

Tax Fees.    This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for fees under this category in both 2011 and 2010 were related principally to tax compliance services.

All Other Fees.    This category consists of any other products or services provided by Ernst & Young LLP not described above. The services for fees under this category in 2011 related to a feasibility study for a development project and licensed accounting research software. The services for fees under this category in 2010 related to licensed accounting research software.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditors primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor’s firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.

The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent auditors may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditors.

In pre-approving the services generating fees in 2011 and 2010, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

PROPOSALS BY STOCKHOLDERS

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2013 annual meeting, the proposal must be received by us at our principal executive offices no later than November 27, 2012. Stockholders wishing to submit proposals or director nominations at our 2013 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive officers no earlier than January 9, 2013 and no later than February 8, 2013. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.

Timely receipt of a stockholder’s proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Bylaws.

INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2011, is being delivered together with this proxy statement to all of our stockholders of record. Upon the written request of any stockholder, we will furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC. Written requests may be made to Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, Attention: Vice President, Investor Relations.

By Order of the Board of Directors

COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON

Secretary

Dated: March 27, 2012

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of net income attributable to continuing operations to Adjusted EBITDA (in millions):

	Twelve Months Ended December 31,
	2011	2010	2009
Net Income Attributable to Covanta Holding Corporation – Continuing Operations	$79	$30	$61

Depreciation and amortization expense[1]	193	190	197
Debt service:
Net interest expense on project debt	31	38	45
Interest expense	67	45	38
Non-cash convertible debt related expense	25	39	24
Investment income	(1)	(1)	(2)

Subtotal debt service	122	121	105
Income tax expense (adjusted for reversal of uncertain tax positions related to pre-emergence tax matters)[2]	52	24	42
Reversal of uncertain tax positions related to pre-emergence tax matters[2]	(24)	—	—
Contractual liability to pre-petition creditors[2]	15	—	—
Write-down of assets	—	34	—
Loss on extinguishment of debt	1	15	—
Development costs	5	—	—
Gain on sale of business	(9)	—	—
Net income attributable to noncontrolling interests in subsidiaries	5	5	4
Other adjustments
Debt service billing in excess of revenue recognized[3]	22	29	20
Non-cash compensation expense	18	17	14
Other non-cash items[4]	13	5	11

Subtotal other adjustments	53	51	45

Total adjustments	413	440	393

Adjusted EBITDA – Continuing Operations	$492	$470	$454

[1]

Depreciation and amortization expense is significantly higher than maintenance capital expenditures due to (a) amortization expense associated with intangible assets recognized in connection with business combinations; (b) the net step-up in our fixed asset book basis recognized in connection with business combinations; and (c) facility construction expenditures related to long-lived assets (40-50 year useful lives) incurred during initial construction, which will not have recurring maintenance capital expenditures on annual basis related to these assets.

[2]

For the year ended December 31, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy. Since March 2004, we had held $20 million in restricted funds intended to cover those uncertain tax positions. The restricted funds were included in other assets on our consolidated balance sheet. The expiration of the statutes of limitations triggered a liability to pre-petition claimants of approximately 73% of the restricted fund balance. Therefore, we recorded approximately $15 million as other expense during the year ended December 31, 2011. As of December 31, 2011, $12 million was paid to pre-petition claimants and $3 million of the non-current restricted funds was reclassified to other current assets on our consolidated balance sheet and is expected to be paid to third party claimants in the first half of 2012. The remaining $5 million was reclassified to cash and cash equivalents on our consolidated balance sheet as of December 31, 2011. For additional information, see “Item 8. Financial Statements And Supplementary Data — Note 16. — Income Taxes of the Notes” in our Annual Report on Form 10-K for the Year ended December 31, 2011.

[3]

This amount represents a true-up between (a) revenue recognized in the period for client payments of project debt principal under service fee contract structures, which is accounted for on a straight-line basis over the term of the project debt, and (b) actual billings to clients for debt principal payments in the period. As a result of this adjustment, Adjusted EBITDA reflects the actual amounts billed to clients for debt service principal, not the straight-lined revenue as recognized.

[4]	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy's credit agreement.

The following is a reconciliation of cash flow provided by operating activities from continuing operations to Adjusted EBITDA (in millions):

	For the Years Ended December 31,
	2011	2010	2009
Cash flow provided by operating activities from continuing operations	$360	$392	$352

Debt service	122	121	105

Change in working capital	(5)	(21)	2
Change in restricted funds held in trust	(4)	(11)	(19)
Non-cash convertible debt related expense	(25)	(39)	(24)
Equity in net income from unconsolidated investments	5	2	3
Dividends from unconsolidated investments	(8)	(5)	(1)
Current tax provision	(2)	4	10
Reversal of uncertain tax positions related to pre-emergence tax matters	24	—	—
Contractual liability to pre-petition creditors	(15)	—	—
Change in restricted funds – other related to contractual liability to pre-petition creditors	(5)	—	—
Other	45	27	26

Subtotal:	$10	$(43)	$(3)

Adjusted EBITDA – Continuing Operations	$492	$470	$454

The following is a computation of Free Cash Flow (in millions):

	For the Years Ended December 31,
	2011	2010	2009
Cash flow provided by operating activities of continuing operations	$360	$392	$352
Less: Maintenance capital expenditures(1)	(80)	(74)	(52)

Continuing Operations Free Cash Flow	$280	$318	$300

(1)

Purchases of property, plant and equipment are also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures.

Note Regarding the Use of Non-GAAP Performance Measures: We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business including the non-GAAP measures of Adjusted EBITDA and Free Cash Flow. The non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow are not intended as a substitute or as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Free Cash Flow is defined as cash flow provided by operating activities from continuing operations less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities.

☐                        ¢

COVANTA HOLDING CORPORATION

Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors

The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints ANTHONY J. ORLANDO and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 9, 2012, at 11:00 A.M., Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement, “FOR” Proposal 2, and “AGAINST” Proposal 3 listed on this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

Covanta Holding Corporation

To Be Held On:

May 9, 2012 at 11:00 a.m.

Covanta Holding Corporation, 445 South Street, Morristown, New Jersey, 07960

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 04/25/12.

TO VIEW PROXY MATERIALS ONLINE: Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01602, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• Annual Report on Form 10-K
• Annual Report to Stockholders

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1.   The Board of Directors recommend a vote “FOR” the election of the listed nominees as Directors for a term of one year.

NOMINEES:

David M. Barse

Ronald J. Broglio

Peter C.B. Bynoe

Linda J. Fisher

Joseph M. Holsten

Anthony J. Orlando

William C. Pate

Robert S. Silberman

Jean Smith

Samuel Zell

Please note that you cannot use this notice to vote by mail.

The Board of Directors recommend a vote “FOR” Proposal 2.

2.   To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accountants for the 2012 fiscal year.

The Board of Directors recommend a vote “AGAINST” Proposal 3.

3.   Stockholder proposal to amend the Equity Award Plan for Employees and Officers.

YOUR VOTE IS IMPORTANTI

ANNUAL MEETING OF STOCKHOLDERS OF

Covanta Holding Corporation

May 9, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K

and Annual Report to Stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01602

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	21003003000000000000 7			050912

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommend a vote “FOR” the election of the listed nominees as Directors for a term of one year.				The Board of Directors recommend a vote “FOR” Proposal 2.
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	David M. Barse Ronald J. Broglio Peter C.B. Bynoe		2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accountants for the 2012 fiscal year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Linda J. Fisher Joseph M. Holsten		The Board of Directors recommend a vote “AGAINST” Proposal 3.
☐	FOR ALL EXCEPT (See instructions below)	Anthony J. Orlando William C. Pate Robert S. Silberman Jean Smith Samuel Zell			FOR	AGAINST	ABSTAIN
				3. Stockholder proposal to amend the Equity Award Plan for Employees and Officers.	☐	☐	☐

YOUR VOTE IS IMPORTANTI PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

Covanta Holding Corporation

May 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy

Statement, Annual Report on Form 10-K and Annual Report to Stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01602

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	21003003000000000000 7			050912

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommend a vote “FOR” the				The Board of Directors recommend a vote “FOR” Proposal 2.
election of the listed nominees as Directors for a term of one year.					FOR	AGAINST	ABSTAIN
NOMINEES:				2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accountants for the 2012 fiscal year.	☐	☐	☐
☐	FOR ALL NOMINEES	David M. Barse Ronald J. Broglio Peter C.B. Bynoe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Linda J. Fisher Joseph M. Holsten		The Board of Directors recommend a vote “AGAINST” Proposal 3.
☐		Anthony J. Orlando			FOR	AGAINST	ABSTAIN
	FOR ALL EXCEPT (See instructions below)	William C. Pate Robert S. Silberman Jean Smith Samuel Zell		3. Stockholder proposal to amend the Equity Award Plan for Employees and Officers.	☐	☐	☐
YOUR VOTE IS IMPORTANTI

PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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